EXHIBIT 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ALERIS CORPORATION,
NOVELIS INC.,
NOVELIS ACQUISITIONS LLC
AND
OCM OPPORTUNITIES ALS HOLDINGS, L.P.
(solely in its capacity as the Stockholders Representative under this Agreement)

Dated as of July 26, 2018
114796010

US-DOCS\98725448

TABLE OF CONTENTS

                  Page

	Article I.

	DEFINITIONS

Section 1.1	Certain Definitions.	1

	Article II.

	THE MERGER

Section 2.1	The Merger	13
Section 2.2	Effective Time	13
Section 2.3	Effect of the Merger	13
Section 2.4	Certificate of Incorporation and Bylaws	13
Section 2.5	Directors	14
Section 2.6	Officers	14

	Article III.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; PAYMENTS

Section 3.1	Capital Stock	14
Section 3.2	Payments	15
Section 3.3	No Further Ownership Rights in Common Stock	16
Section 3.4	Equity Awards	17
Section 3.5	Earn-Out Consideration	18
Section 3.6	Dissenting Stockholders	21
Section 3.7	Withholding Rights	21

	Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1	Organization and Good Standing	22
Section 4.2	Authorization of Agreement	22
i

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 26, 2018, is by and among (i) NOVELIS INC., a corporation organized under the laws of Canada (“Parent”), (ii) NOVELIS ACQUISITIONS LLC, a Delaware limited liability company and an indirect, wholly-owned Subsidiary of Parent (“Merger Sub”), (iii) ALERIS CORPORATION, a Delaware corporation (the “Company”), and (iv) OCM OPPORTUNITIES ALS HOLDINGS, L.P., a Delaware limited partnership, solely as representative for the Stockholders, the Optionholders and the RSU Holders (“Stockholders Representative”).
WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, as an inducement to the Parent’s willingness to enter into this Agreement, immediately following the execution and delivery of this Agreement, the Company will obtain and deliver to Parent (i) the written consents of the Apollo Stockholders and the Oaktree Stockholders (each as defined in the Stockholders Agreement) (the Apollo Stockholders and the Oaktree Stockholders, collectively, the “Majority Stockholders”) approving this Agreement, the Merger and the transactions contemplated by this Agreement (the “Stockholder Consent”) and (ii) an undertaking of such Majority Stockholders to issue a notice (the “Drag Notice”) to exercise their rights pursuant to Section 3.2(a) of that certain stockholders agreement dated June 1, 2010 (the “Stockholders Agreement”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:
 ARTICLE I.
DEFINITIONS
Section 1.1 Certain Definitions.
(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“2018 Commercial Margin” means the Commercial Margin arising during the 2018 Earn-Out Period.
“2018 Earn-Out Consideration” means, for the 2018 Earn-Out Period, an amount equal to (i) the 2018 Commercial Margin minus the 2018 Forecast Commercial Margin multiplied by (ii) fifty percent (50%); provided however, that in no event shall the 2018 Earn-Out Consideration be less than $0.

“2018 Earn-Out Period” means the period commencing on January 1, 2018 and ending December 31, 2018.
“2018 Forecast Commercial Margin” means $704,000,000.
“2019 Commercial Margin” means the Commercial Margin arising during the 2019 Earn-Out Period.
“2019 Earn-Out Consideration” means, for the 2019 Earn-Out Period, an amount equal to (i) (A) the 2019 Commercial Margin minus the 2019 Forecast Commercial Margin multiplied by (B) fifty percent (50%); provided however, that in no event shall the 2019 Earn-Out Consideration be less than $0.
“2019 Earn-Out Period” means the period commencing on January 1, 2019 and ending December 31, 2019.
“2019 Forecast Commercial Margin” means $794,000,000.
“2020 Commercial Margin” means the Commercial Margin arising during the 2020 Earn-Out Period.
“2020 Earn-Out Consideration” means, for the 2020 Earn-Out Period, an amount equal to (i) (A) the 2020 Commercial Margin minus the 2020 Forecast Commercial Margin multiplied by (B) fifty percent (50%); provided however, that in no event shall the 2020 Earn-Out Consideration be less than $0.
“2020 Earn-Out Period” means the period commencing on January 1, 2020 and ending December 31, 2020.
“2020 Forecast Commercial Margin” means $828,000,000.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Aggregate Exercise Amount” means the aggregate amount of the per share exercise prices payable for all of the Options outstanding immediately prior to the Effective Time that have an exercise price that is less than the Per Share Merger Consideration.
“Aggregate Shares” means the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares), plus (ii) the aggregate number of shares of Common Stock for which Options are outstanding immediately prior to the Effective Time and have an exercise price that is less than the Per Share Merger Consideration, plus (iii) the aggregate number of shares of Common Stock represented by all RSUs outstanding (including any RSUs that have vested but not yet settled) immediately prior to the Effective Time, plus (iv) without duplication of any shares included in clause (i), the aggregate number of shares of Common Stock actually issued upon conversion of any Exchangeable Notes surrendered for conversion prior to the Effective Time.
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the EUMR, as amended, and any other applicable federal, state or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, or the EUMR, as amended (and not, for the avoidance of doubt, any other Antitrust Law).
“Base Consideration” means an amount in cash equal to $775,000,000.00.
“Business Day” means any day of the year on which national banking institutions in New York, New York, are open to the public for conducting business and are not required or authorized to close.
“Calculation Principles” means (a) the accounting principles, procedures, policies, practices, estimates, judgments and methods set forth on Exhibit A and (b) to the extent not specified on Exhibit A, GAAP applied consistently with the principles, procedures, policies, practices, estimates, judgments and methods applied in preparation of the Company’s historical financial statements for fiscal year 2017.  Any inconsistency between GAAP and/or the principles, procedures, policies, practices, estimates, judgments and methods applied in preparation of the Company’s historical financial statements for fiscal year 2017 and the principles, procedures, policies, practices, estimates, judgments and methods described on Exhibit A shall be resolved in favor of Exhibit A.
“CFIUS” means the Committee on Foreign Investment in the United States.
“CFIUS Clearance” means the parties shall have received written confirmation from CFIUS that it has completed its review or, if applicable, investigation under Exon-Florio and determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Margin” means an amount equal to gross revenue (as defined in the Sample Calculation), less raw material cost of sales, plus realized cash metal hedge losses, less realized cash metal hedge gains, plus metal price lag losses, less metal price lag gains, less any inventory lower of cost or market value adjustment, in each case, of the Company and its Subsidiaries, arising from and attributable to the Company’s and its Subsidiaries’ North American business segment as described in the Company’s Form 10-K for the fiscal year ended

December 31, 2017 during each Earn-Out Period. Commercial Margin shall be calculated in a manner consistent with, and using the same principles, practices, policies, judgments and methodologies applied in connection with the preparation of, the Calculation Principles and the related Sample Calculation (for the avoidance of doubt, without any regard to purchase accounting adjustments); provided, however, that Commercial Margin shall exclude any revenues, costs and other amounts to the extent attributable to any business (or division, business unit or line of business) that is acquired (whether through a merger, acquisition of equity interests or assets or other business combination) in a transaction completed by the Company and its Subsidiaries after the date hereof.
“Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by the Company and Parent, dated as of November 7, 2017.
“Contract” means any contract, indenture, note, bond, lease, license, binding commitment or instrument, or other agreement, and any amendments and supplements thereto.
“Deductible” has the meaning set forth on Schedule 8.2(c).
“Deemed CFIUS Order” means CFIUS informs the parties orally or in writing that CFIUS has unresolved national security concerns or has recommended or intends to recommend in a report that the President of the United States prohibit the transactions contemplated by this Agreement, in each case, following Parent’s withdrawal and resubmission of the CFIUS joint voluntary notice two (2) different times upon the expiration of the CFIUS investigation period (for the avoidance of doubt, in addition to the original CFIUS joint voluntary notice filed by the parties).
“DGCL” means the General Corporation Law of the State of Delaware as in effect from time to time.
“DLLCA” means the Limited Liability Company Act of the State of Delaware as in effect from time to time.
“Earn-Out Consideration” means the 2018 Earn-Out Consideration, the 2019 Earn-Out Consideration or the 2020 Earn-Out Consideration, as applicable; provided however, that the aggregate amount of Earn-Out Consideration paid or payable for all Earn-Out Periods shall not exceed the Maximum Earn-Out Amount.
“Earn-Out Periods” means each of the 2018 Earn-Out Period, the 2019 Earn-Out Period and the 2020 Earn-Out Period, as applicable.
“Environmental Law” means all applicable Laws and Orders regarding pollution, protection of the environment, natural resources and/or human health and safety (to the extent relating to exposure to Hazardous Materials), including those protecting the quality of the indoor air, ambient air, soil, surface water or groundwater and those regarding the exposure to and/or Release, threatened Release, control, or cleanup of Hazardous Materials.
“Equity Incentive Plan” means the Aleris Corporation 2010 Equity Incentive Plan, as amended.
“Escrow Agent” means a bank to be mutually agreed upon by Parent, the Company and the Stockholders Representative.
“EUMR” means the Council Regulation (EC) No 139/2004 of 20 January 2004 (as amended).
“Exchangeable Notes” means the 6% Senior Subordinated Exchangeable Notes due 2020 issued by Aleris International, Inc.
“Exchangeable Notes Indenture” means the Indenture, dated as of June 1, 2010, by and among the Company, Aleris International, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee, for the Exchangeable Notes.
“Exon-Florio” means the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. § 2170.
“Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, wars, insurrection, riot, acts of God, any Order or any other change, event, circumstance or effect not reasonably within the control of the party claiming force majeure.
“GAAP” means generally accepted accounting principles in the United States in effect on the date hereof.
“Governmental Body” means any government, political subdivision, court, tribunal, arbitrator, department, commission, board, bureau, agency, authority, instrumentality, self-regulatory organization or other body exercising judicial, quasi-judicial, legislative, executive or other government powers, whether federal, state, local, foreign or otherwise (including, without limitation, national or supranational authorities that have jurisdiction to review the transactions contemplated by this Agreement).
“Hazardous Material” means all pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including lead-based paint, asbestos or polychlorinated biphenyls, and any other substances or wastes subject to regulation under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Intellectual Property” means all U.S. and foreign intellectual property and proprietary rights, including: (i) patents and rights in inventions, (ii) trademarks and service marks, (iii) copyrights and (iv) rights in each of know-how and trade secrets; in each case, whether unregistered or registered (and including all applications for any of the foregoing).
“IRS” means the United States Internal Revenue Service.
“IT Contract” means any third-party Contract under which an IT System is licensed, leased, supplied, maintained or supported.
“IT Systems” means the information and communications technologies owned, leased or licensed by the Company or any of its Subsidiaries, including hardware, software, networks and all other information technology equipment of the Company and its Subsidiaries.
“Knowledge of the Company” means the actual knowledge of (i) Sean M. Stack, (ii) Eric M. Rychel, (iii) I. Timothy Trombetta, (iv) Chris Clegg, (v) Ken Willings, (vi) Pauline Moorman, (vii) Philippe Meyer, (viii) Scott McKinley, (ix) Ingo Kroepfl, (x) Roland Leder, (xi) Tamara Polmanteer, (xii) Mike Keown, (xiii) Steve Faas, (xiv) Eric van der Donk, (xv) Tonio Bahner, (xvi) Jack Govers, (xvii)  John Zhu and (xviii) Robert Pence.
“Law” means any applicable foreign, federal, state or local law, statute, code, ordinance, rule, regulation, common law or Order, including any legally binding interpretation thereof, by any Governmental Body.
“Lien” means, with respect to any property or asset, any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal or easement of any kind or nature whatsoever.
“Material Adverse Effect” means any change, event, circumstance or effect that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operations, business or financial condition of the Company and its Subsidiaries (taken as a whole), or ability of the Company to consummate the transactions contemplated hereby, other than a change, event, circumstance or effect to the extent resulting from one or more of the following: (i) any change in the United States or foreign economies or capital, credit, financial or securities markets in general, including changes in interest or exchange rates; (ii) any change that generally affects any industry in which the Company or any of its Subsidiaries operates; (iii) any outbreak or change arising in connection with hostilities, acts of war (whether declared or not), sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any action taken by Parent or its Affiliates with respect to the transactions contemplated by this Agreement or with respect to the Company or its Subsidiaries; (v) any earthquakes, hurricanes, floods, tornadoes or other natural disasters; (vi) changes in applicable Laws, in applicable regulations of any Governmental Body, in GAAP or in applicable accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions (including embargoes); (vii) the public announcement of this Agreement; (viii) compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (ix) any failure to meet any internal or public projections, budgets, forecasts or estimates of revenue, earnings cash flow or cash position (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Material Adverse Effect”, be taken into account in determining whether a “Material Adverse Effect” has occurred), (x) any change in the price of aluminum, as quoted on the London Metal Exchange (or the Midwest premium thereon), (xi) any changes in the price or availability of raw materials, including the type customarily purchased by the Company or its Subsidiaries, or (xii) any change or prospective change in credit ratings and in any analyst recommendations or ratings with respect to the Company or its Subsidiaries (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Material Adverse Effect”, be taken into account in determining whether a “Material Adverse Effect” has occurred); provided, that in the case of clauses (i), (ii), (iii), (v), (vi), (x) and (xi) above, any change, event, circumstance or effect may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change, event, circumstance or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (but only to the extent of such disproportionality).
“Maximum Earn-Out Amount” means an aggregate amount in cash equal to $50,000,000.
“Option” means the unexercised portion of each and every option to purchase Common Stock which is or will be outstanding as of immediately prior to the Effective Time, pursuant to the terms of the Equity Incentive Plan.
“Optionholder” means any holder of Options as of immediately prior to the Effective Time.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, stipulation, determination or award entered by or with any Governmental Body or any arbitration award.
“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries, consistent with past practice.
“Per Share Merger Consideration” means (i) the sum of (a) the Base Consideration, plus (b) the Aggregate Exercise Amount, less (c) the Transaction Expenses, less (d) any amounts paid by the Company to redeem the principal amount of any Exchangeable Notes prior to Closing, divided by (ii) the Aggregate Shares.
“Per Share Merger Option Consideration” means, with respect to a share of Common Stock underlying an Option that has an exercise price that is less than the Per Share Merger Consideration, (i) the Per Share Merger Consideration less (ii) the exercise price for such Option.

“Per Share Merger RSU Consideration” means, with respect to each RSU, (i) the Per Share Merger Consideration, multiplied by (ii) the number of shares of Common Stock covered by such RSU.
“Permits” means any approvals, authorizations, consents, licenses, permits, registrations and certificates obtained from a Governmental Body.
“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance made available to Parent that do not, individually or in the aggregate, affect the use, value or operation of the real property to which they relate in any material respect; (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which reserves have been established to the extent required by GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or that are being contested in good faith for which reserves have been established to the extent required by GAAP; (iv) zoning, entitlement and other similar land use regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; (vi) licenses granted in the Ordinary Course of Business; (vii) Liens that will be released prior to or as of the Closing; (viii) Liens arising under this Agreement; (ix) Liens created by or through Parent or Merger Sub, (x) Liens set forth on Schedule 1.1(a); and (xi) such other Liens, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the continued use, value and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries.
“Person” means any individual, corporation, limited or general partnership, firm, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Proceeding” means any action, suit, hearing, claim, investigation, arbitration or proceeding.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into or through the environment.
“Representative” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor, or other authorized representative of such Person or any Affiliate of such Person.
“RSU Holder” means any holder of RSUs as of immediately prior to the Effective Time.
“Sample Calculation” means the sample calculation of Commercial Margin set forth on Exhibit B for fiscal year 2017.

“SEC” means the United States Securities and Exchange Commission.
“Stockholder” means any holder of Common Stock that is issued and outstanding as of immediately prior to the Effective Time.
“Subsidiary” of any Person means any corporation or other Person of which securities or other interest having the power to elect a majority of that corporation’s or other Person’s Board of Directors or similar governing body, or otherwise having the power to direct or cause the direction of the business, management and policies of such corporation or other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes and filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duty, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.
“Taxing Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection, imposition or administration of any Tax.
“Transaction Expenses” means (x) all out of pocket fees and expenses incurred by the Company and any Subsidiary at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and any ancillary agreements, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby plus (y) any amounts payable to any current or former officer, director, employee or consultant of the Company or any Subsidiary in the nature of any transaction bonuses, sale bonuses, phantom equity award payments, contingent payments, discretionary bonuses, “stay put” payments, tax gross ups, tax make-whole payments or other compensatory payments (including the employer portion of any payroll or other withholding Taxes payable in connection therewith), in each case, (i) payable solely as a result of the execution of this Agreement or the performance or consummation of the transactions contemplated hereby and (ii) without duplication of any Per Share Merger Consideration, Per Share Merger Option Consideration or Per Share Merger RSU Consideration; provided, that in no event shall Transaction Expenses include any fees, expenses, premiums, penalties (prepayment or otherwise), make whole payments or other amounts payable in connection with (i) amounts outstanding under third party indebtedness of the Company or any Subsidiary, or (ii) any debt, equity or other financing facilities entered into in connection with the Merger and the transactions contemplated hereby at the request of Parent.

“Withdrawal Liability Assessment” means that certain letter, dated May 15, 2015, from Stoner & Associates regarding Mira-GMP and Allied Workers Pension Fund: Aleris Rolled Products, Inc.
(b) For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section
280G Approval	Section 6.18
Accounting Firm	Section 3.5(d)
Acquisition Proposal	Section 6.14
Affiliate Contracts	Section 4.20
Agreement	Preamble
Antitrust Filings	Section 6.4(a)
Bankruptcy and Equity Exception	Section 4.2
Book-Entry Shares	Section 3.2(b)(i)
CapEx Budget	Section 4.13(a)(x)
Certificate of Merger	Section 2.2
Certificates	Section 3.2(b)(i)
Chosen Courts Claim	Section 10.5 Section 6.7(b)
Closing	Section 9.1
Closing Date	Section 9.1
Collective Agreements	Section 4.15(a)
Commission Company	Section 6.4(a) Preamble
Company Balance Sheet	Section 4.8
Company Benefit Plan	Section 4.14(a)
Company Documents	Section 4.2
Company Employees	Section 6.9(a)
Company Intellectual Property	Section 4.12(a)
Company Pension Plan	Section 4.14(c)
Company SEC Documents	Section 4.6(a)
Contingent Company Equity Debt Finance Documents	Section 4.4(a) Section 6.5(c)
Deductible	Schedule 8.2(c)
Disclosure Schedules	Introductory paragraph to Article IV
Dissenting Shares	Section 3.6
Dissenting Stockholders	Section 3.6
DOJ	Section 6.4(a)
Drag Notice	Recitals
Earn-Out Dispute Resolution Procedure	Section 3.5(d)
Earn-Out Notice of Disagreement	Section 3.5(b)
Earn-Out Review Period	Section 3.5(b)

Term	Section
Effective Time	Section 2.2
End Date	Section 9.2(a)
Environmental Permits Equity Award Surrender Agreement	Section 4.18(a) Section 3.4(a)
ERISA	Section 4.14(a)
ERISA Affiliate	Section 4.14(f)
Escrow Agreement	Section 8.2(a)
Exchange Act	Section 4.6(a)
Exchange Fund	Section 3.2(a)
Excluded Shares	Section 3.1(b)
FCPA	Section 4.17(d)
Final Earn-Out Statement	Section 3.5(e)
Final Earn-Out Determination Date	Section 3.5(e)
FTC	Section 6.4(a)
Identified Losses	Schedule 8.2(c)
Indemnifiable Losses	Section 8.2(c)(i)
Indemnifiable Matters	Section 8.2(b)
Indemnitee(s)	Section 6.7(a)
Indemnity Cap	Section 8.2(c)
Indemnity Escrow Account	Section 8.2(a)
In the Money Option	Section 3.4(a)
Lease	Section 4.11(b)(ii)
Leased Real Property	Section 4.11(b)(i)
Letter of Transmittal	Section 3.2(b)(i)
Losses	Section 6.7(a)
Majority Stockholders	Recitals
Material Contract(s)	Section 4.13(a)
Material Customers	Section 4.22(a)
Material Suppliers	Section 4.22(a)
Maximum Premium	Section 6.7(c)
Measurement Date	Section 4.4(a)
Merger	Recitals
Merger Sub	Preamble
New Debt Documents	Section 6.5(c)
Non-U.S. Benefit Plan	Section 4.14(a)
Option Cancellation Amount	Section 3.4(a)
Owned Real Property	Section 4.11(b)(i)
Parent	Preamble
Parent Documents	Section 5.2
Parent Indemnitee	Section 8.2(b)
Parent Plan	Section 6.9(a)

Term	Section
Parent Termination Fee One	Section 9.5(a)
Parent Termination Fee Two	Section 9.5(b)
Paying Agent	Section 3.2(a)
Preferred Stock	Section 4.4(a)
Proposed Earn-Out Statement	Section 3.5(a)
Real Property	Section 4.11(b)(i)
Resolution	Section 8.2(b)
RSU	Section 3.4(b)
RSU Payment Amount	Section 3.4(b)
Sanctions Laws	Section 4.17(c)
Securities Act	Section 4.6(a)
Stockholder Consent	Recitals
Stockholders Agreement	Recitals
Stockholders Representative	Preamble
Surviving Corporation	Section 2.1
Trigger Event	Section 3.5(i)
U.S. Benefit Plans	Section 4.14(b)
U.S. Multiemployer Plan	Section 4.14(f)
U.S. Pension Plan	Section 4.14(f)
Waived 280G Benefits	Section 6.18
WARN Act	Section 4.15(e)

(c) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(ii) Dollars. Any reference in this Agreement to “$” means U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All

Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. References to the transactions contemplated by this Agreement include the transactions contemplated by the other Company Documents and Parent Documents.
(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.
(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(viii) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(ix) Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
 ARTICLE II.
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and the DLLCA.
Section 2.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and the DLLCA and, as soon as practicable on or after the Closing Date, shall make all other filings and recordings required under the DGCL, the DLLCA and Section 2.4 of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective is herein referred to as the “Effective Time”).
Section 2.3 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the properties, rights, privileges, immunities, licenses, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 2.4 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, the certificate of incorporation of the Company shall be amended in a form to be mutually agreed to by Parent and the Company, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof or as provided by applicable Law (and subject to Section 6.7).
(b) The bylaws of the Company immediately prior to Closing shall be the bylaws of the Surviving Corporation following the Closing until amended in accordance with the terms thereof or as provided by applicable Law (and subject to Section 6.7).
Section 2.5 Directors. From and after the Effective Time the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
Section 2.6 Officers. From and after the Effective Time the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE III.
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; PAYMENTS
Section 3.1 Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Parent or Merger Sub or the holder of any shares of capital stock or other securities of the Company, Parent or Merger Sub:
(a) Each Share of Merger Sub (as defined in the Limited Liability Company Agreement of Merger Sub in effect on the date hereof) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.
(b) Each share of Common Stock issued and outstanding as of the Effective Time (other than (i) the shares to be canceled pursuant to Section 3.1(c) or Section 3.1(d) below (such shares, the “Excluded Shares”), or (ii) the Dissenting Shares) shall automatically be canceled and retired and shall cease to exist and be converted into the right to receive (x) the Per Share Merger Consideration and (y) the payments, if any, set forth in Section 3.5(g) and Section 8.2(f)(ii), in each case, in accordance with the provisions hereof, in cash and without interest.
(c) Each share of Common Stock that is owned by the Company (as treasury stock or otherwise) or any of its wholly-owned Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
(d) Each share of Common Stock that is owned by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
(e) Each Dissenting Share shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefore, subject to the right of the holders thereof to receive the payment to which reference is made in Section 3.6 with respect to such Dissenting Shares.
Section 3.2 Payments.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company that is reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration and the payments, if any, set forth in Section 3.5(g) and Section 8.2(f)(ii), in each case, in accordance with the provisions hereof, and shall enter into an agreement relating to the Paying Agent’s responsibilities, which agreement shall be reasonably acceptable to the Company. On the Closing Date and concurrently with the filing of the Certificate of Merger, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the Stockholders, a cash amount in immediately available funds equal to (i) the Base Consideration, less (ii) the product of (x) the Per Share Merger Consideration, multiplied by (y) the aggregate number of Dissenting Shares, less (iii) the Option Cancellation Amount, less (iv) the RSU Payment Amount, less (v) the Transaction Expenses, less (vi) any amount paid by the Company to redeem the principal amount of any Exchangeable Notes prior to Closing(such aggregate amount as deposited with the Paying Agent, the “Exchange Fund”).
(b) Payment Procedures.
(i) Letter of Transmittal. Prior to (and in any event, within two (2) Business Days after) the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Stockholder a letter of transmittal, including instructions (in form and substance reasonably acceptable to the Company and Parent prior to the Effective Time) (a “Letter of Transmittal”) for the surrender of book-entry shares of Common Stock (“Book-Entry Shares”) or certificates representing shares of Common Stock (the “Certificates”), which will specify that delivery of Certificates shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and include instructions for use in effecting the surrender of Book Entry Shares or Certificates (or affidavits of loss in lieu thereof) in exchange for the Per Share Merger Consideration and the payments, if any, set forth in Section 3.5(g) and Section 8.2(f)(ii), in each case, in accordance with the provisions hereof, with respect to the shares of Common Stock formerly represented thereby. If, after the Effective Time, a Dissenting Stockholder effectively withdraws its demand for, fails to perfect, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, failed to perfect, or lost its, appraisal rights pursuant to Section 262 of the DGCL and (ii) the applicable Per Share Merger Consideration. Notwithstanding anything herein to the contrary, the Company and Parent shall use commercially reasonable efforts to cause the Paying Agent to (i) deliver a Letter of Transmittal to the Stockholders of the Company at least five (5) Business Days prior to, and in any event within two (2) Business Days after, the Effective Time, and (ii) assuming delivery to the Paying Agent of a Letter of Transmittal and surrender of the related Book-Entry Shares or Certificates in accordance with this Section 3.2(b) by any such Stockholder prior to the Closing Date, pay to such Stockholder the Per Share Merger Consideration in respect of such Stockholder’s shares on the first (1st) Business Day following the Closing Date.
(ii) Payment for Shares. Upon delivery to the Paying Agent of a Letter of Transmittal by any Stockholder, duly completed and validly signed in accordance with its instructions, and surrender of Book-Entry Shares or Certificates (or affidavits of loss in lieu thereof) that immediately prior to the Effective Time represented such shares of Common Stock (or affidavits of loss in lieu thereof) (other than with respect to Excluded Shares), such

Stockholder shall be entitled to receive the Per Share Merger Consideration, in respect of such shares, and the Book-Entry Shares or Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above, may be issued to the transferee if the Paying Agent receives documents reasonably required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or that transfer taxes are not applicable. All cash paid as Per Share Merger Consideration upon the surrender of Book-Entry Shares or Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the applicable shares of Common Stock. No interest will be paid or accrued on any amount payable as provided above.
(b) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Stockholders for one (1) year after the Effective Time shall, to the extent permitted by applicable Law, be delivered by the Paying Agent to the Surviving Corporation. Any Stockholder (other than with respect to Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) for, and the Surviving Corporation shall remain liable for, payment of the applicable Per Share Merger Consideration, without any interest thereon, for such Stockholder’s shares of Common Stock upon surrender of its Book-Entry Shares or Certificates (or affidavits of loss in lieu thereof). Notwithstanding any provision of this Agreement to the contrary, neither the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of shares of Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the aggregate Per Share Merger Consideration in respect of the number of shares of Common Stock formerly represented by such lost, stolen or destroyed Certificate.
Section 3.3 No Further Ownership Rights in Common Stock. The merger consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to all shares of Common Stock (and all Options and all RSUs), and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock (or Options or RSUs) that were outstanding prior to the Effective Time. From and after the Effective Time, the Stockholders shall cease to have any rights with respect to shares of Common Stock, all Optionholders shall cease to have any rights with respect to Options and all RSU Holders shall cease to have any rights with respect to RSUs, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Book-Entry Shares or Certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the merger consideration provided for, and in accordance with the procedures set forth in, this Article III.
Section 3.4 Equity Awards.

(a) At the Effective Time, in accordance with the terms of the Equity Incentive Plan, each then outstanding Option that has an exercise price that is less than the Per Share Merger Consideration (an “In the Money Option”), whether or not exercisable or vested, shall be canceled and converted into the right to receive (i) the Per Share Merger Option Consideration and (ii) the payments, if any, set forth in Section 3.5(g) and Section 8.2(f)(ii), in each case, in accordance with the provisions hereof. Subject to delivery by each Optionholder to the Surviving Corporation of an equity award surrender agreement that has been duly completed and validly signed (in form and substance to be provided by the Company prior to the Effective Time and to be reasonably acceptable to Parent) (the “Equity Award Surrender Agreement”), the Surviving Corporation shall pay to each Optionholder, immediately after the Effective Time, for each such Option canceled an amount in cash, without interest, equal to the Per Share Merger Option Consideration (the aggregate amount payable in respect of Options pursuant to this Section 3.4, the “Option Cancellation Amount”), in each case, less required withholding Taxes. To the extent that any outstanding Option has an exercise price that is equal to or greater than the Per Share Merger Consideration, such Option shall be cancelled upon the Effective Time, without any consideration being paid to the applicable Optionholder whatsoever. Prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions of this Section 3.4(a).
(b) At the Effective Time, in accordance with the terms of the Equity Incentive Plan, each then outstanding time-based vesting restricted stock unit award (including for the purpose of this Section 3.4(b), any restricted stock unit awards that are vested but have not yet been settled at the Effective Time) granted pursuant to the Equity Incentive Plan (each, an “RSU”) shall vest, be canceled and converted into the right receive (i) the Per Share Merger RSU Consideration and (ii) the payments, if any, set forth in Section 3.5(g) and Section 8.2(f)(ii), in each case, in accordance with the provisions hereof. Subject to each RSU Holder’s delivery to the Surviving Corporation of an Equity Award Surrender Agreement that has been duly completed and validly signed, the Surviving Corporation shall pay, each RSU Holder, immediately after the Effective Time, for each such RSU an amount in cash, without interest, equal to the Per Share Merger RSU Consideration (the aggregate amount payable in respect of RSUs pursuant to this Section 3.4, the “RSU Payment Amount”), in each case, less required withholding Taxes. Prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions of this Section 3.4(b).
(c) On the Closing Date and concurrently with the filing of the Certificate of Merger, Parent shall deposit, or shall cause to be deposited, with the Company, for the benefit of the Optionholders and the RSU Holders, a cash amount equal to (i) the Option Cancellation Amount, plus (ii) the RSU Payment Amount.

Section 3.5 Earn-Out Consideration.
(a) Delivery of Proposed Earn-Out Statement. Following each Earn-Out Period, as promptly as practicable, but not later than ninety (90) days after the end of such Earn-Out Period, Parent shall deliver to the Stockholders Representative a written statement (each, a “Proposed Earn-Out Statement”) setting forth in reasonable detail Parent’s good faith determination of the Commercial Margin for such Earn-Out Period, and based on such calculation, Parent’s proposed calculation of the Earn-Out Consideration for such Earn-Out Period. At the Stockholders Representative’s reasonable written request, Parent shall, and shall cause the Company and its Subsidiaries and their respective officers, employees, agents and representatives to, provide reasonable assistance during regular business hours to the Stockholders Representative and its agents in their review of the Proposed Earn-Out Statement and shall provide the Stockholders Representative and its agents access at reasonable times to the personnel, properties, books and records of the Company and its Subsidiaries to the extent reasonably necessary for such purpose and for the other purposes set forth in this Section 3.5, subject to execution of any applicable customary access letters required by accountants. The Commercial Margin and Earn-Out Consideration for each Earn-Out Period, as finally determined in accordance with this Section 3.5, shall be deemed to be the final and binding calculations of the Commercial Margin and Earn-Out Consideration for such Earn-Out Period for all purposes of this Agreement.
(b) Earn-Out Notice of Disagreement. In the event the Stockholders Representative disputes the accuracy of a Proposed Earn-Out Statement, the Stockholders Representative shall notify Parent in writing of its objections within thirty (30) days after receipt of such Proposed Earn-Out Statement (each, an “Earn-Out Review Period”) and shall set forth, in writing and in reasonable detail, the reasons for the Stockholders Representative’s objections (subject to the following proviso, an “Earn-Out Notice of Disagreement”); provided, however, that an Earn-Out Notice of Disagreement shall include only objections based on (1) the failure of the calculations set forth on the applicable Proposed Earn-Out Statement to be prepared in a manner consistent with the applicable defined terms of Earn-Out Consideration and Commercial Margin or (2) mathematical errors in the computation of any amount set forth on the applicable Proposed Earn-Out Statement. Any component of a Proposed Earn-Out Statement as to which no objection is raised in an Earn-Out Notice of Disagreement shall be deemed final and binding on the parties for all purposes of this Agreement.
(c) Initial Method of Resolution. During the fifteen (15) days immediately following the delivery of an Earn-Out Notice of Disagreement, Parent and the Stockholders Representative shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Earn-Out Notice of Disagreement. During such period, Parent and the Stockholders Representative and their respective agents shall each have reasonable access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the applicable Proposed Earn-Out Statement and the applicable Earn-Out Notice of Disagreement, as the case may be; provided, that such access will be subject to the execution of any applicable customary access letters required by accountants. The matters set forth in any such written resolution executed by Parent and the

Stockholders Representative shall be final and binding on the parties on the date of such written resolution for all purposes of this Agreement.
(d) Dispute Resolution Procedure. If, at the end of such fifteen (15) day period specified in Section 3.5(c) (or such longer period agreed to between Parent and the Stockholders Representative), Parent and the Stockholders Representative have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in the applicable Earn-Out Notice of Disagreement, Parent and the Stockholders Representative shall submit to a nationally recognized independent accounting firm mutually agreed to by Parent and the Stockholders Representative, or if Parent and the Stockholders Representative are unable to agree on a nationally recognized independent accounting firm, then a nationally recognized independent accounting firm that is assigned by the American Arbitration Association (the “Accounting Firm”), for review and resolution of solely those matters specified in such Earn-Out Notice of Disagreement that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of such matters, which final resolution shall not be subject to collateral attack for any reason and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amount of each item in dispute contested by the Stockholders Representative and Parent on an item by item basis, (iii) furnished to Parent and the Stockholders Representative as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than sixty (60) days after such referral, (iv) made in accordance with the applicable defined terms of Earn-Out Consideration and Commercial Margin, and (v) conclusive and binding upon the parties on the date of delivery of such written resolution for all purposes of this Agreement. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the applicable defined terms of Earn-Out Consideration and Commercial Margin. Parent and the Stockholders Representative agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. Parent and the Stockholders Representative agree to cooperate in good faith with the Accounting Firm and promptly provide all documents and information reasonably requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The procedure outlined in this Section 3.5(d) is referred to as the “Earn-Out Dispute Resolution Procedure”.
(e) Final Earn-Out Statement. A Proposed Earn-Out Statement shall become a “Final Earn-Out Statement” on the earlier of (w) the first (1st) day following the end of the applicable Earn-Out Review Period, if an Earn-Out Notice of Disagreement has not been delivered to Parent by the Stockholders Representative, (x) the date upon which the Stockholders Representative acknowledges in writing that it has no objections to a Proposed Earn-Out Statement, (y) the date of resolution of all matters set forth in the applicable Earn-Out Notice of Disagreement pursuant to Section 3.5(c) and (z) the date upon which the Accounting Firm reaches a final, binding resolution of solely those matters specified in the applicable Earn-Out Notice of Disagreement pursuant to Section 3.5(d) . The date on which a Proposed Earn-Out Statement shall become a Final Earn-Out Statement pursuant to the immediately foregoing sentence is referred to as a “Final Earn-Out Determination Date”.

(f) Earn-Out Dispute Resolution Expenses. Parent and the Stockholders Representative shall each pay their own costs and expenses incurred in connection with the Earn-Out Dispute Resolution Procedure. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Parent and the Stockholders Representative based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Stockholders Representative’s position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Stockholders Representative.
(g) Payment of Earn-Out Consideration. No later than the tenth (10th) Business Day following the Final Earn-Out Determination Date for any Earn-Out Consideration, Parent shall pay, or cause to be paid (subject to reduction, offset or deposit in the Indemnity Escrow Account, in each case, in accordance with Section 8.2(d)), the amount of the Earn-Out Consideration (if any) for such Earn-Out Period (i) to the Paying Agent for further distribution to the Stockholders and (ii) to the Surviving Corporation for payroll processing and distribution at the next administratively practicable payroll date to each Optionholder of In the Money Options and RSU Holder, in each case, on a pro-rata basis (calculated based on the shares of Common Stock, In the Money Options, and RSUs, held by each Stockholder, Optionholder of In the Money Options and RSU Holder, as applicable, immediately prior to the Effective Time). For the avoidance of doubt, the aggregate amount of Earn-Out Consideration paid or payable for all Earn-Out Periods shall not exceed the Maximum Earn-Out Amount. Any amount paid in respect of the Earn-Out Consideration pursuant to this Section 3.5(g) shall be treated by the parties as an adjustment to the purchase price for Tax purposes, except to the extent otherwise required by Law. Notwithstanding the foregoing, Parent and the Stockholders Representative acknowledge they may from time to time discuss settling the amount and payment of the Earn-Out Consideration prior to any Final Earn-Out Determination Date.
(h) Earn-Out Period Operations. Parent hereby covenants and agrees that, during the period commencing on the Closing Date and ending on December 31, 2020, Parent (i) shall in good faith cause each of the Surviving Corporation and its Subsidiaries to operate their respective businesses in the ordinary course of business; (ii) shall maintain separate books and records with respect to the Surviving Corporation and its Subsidiaries to the extent necessary to calculate the Commercial Margin and (iii) shall not, and shall cause its Subsidiaries not to, take or cause to be taken any action with the intent to reduce the amount of Commercial Margin for purposes of calculating the Earn-Out Consideration; provided that this Section 3.5(h) shall in no way delay, prohibit or otherwise impact any integration, cost reduction or similar matters undertaken or proposed to be undertaken by Parent and its Affiliates after the Closing.
(i) Trigger Event. Upon the occurrence during any Earn-Out Period of any direct or indirect transfer (whether by sale, merger, consolidation, share exchange, recapitalization, liquidation or similar transaction, including a sale of the Surviving Corporation or one or more of its Subsidiaries) to a third party of all or a material portion of the consolidated assets of the Company’s and its Subsidiaries’ North American business segment as described in the Company’s Form 10-K for the fiscal year ended December 31, 2017 (such transfer, a

“Trigger Event”), then as a condition to such Trigger Event, and in order to prevent the dilution of the benefits or potential benefits intended to inure to the Stockholders, Optionholders and RSU Holders in respect of the Earn-Out Consideration, Parent shall pay the Earn-Out Consideration in accordance with Section 3.5(g) concurrently with (but expressly conditioned upon) the consummation of such Trigger Event, with the Earn-Out Consideration being equal to the Maximum Earn-Out Amount minus any Earn-Out Consideration previously paid at such time in respect of any prior Earn-Out Period.
(j) Earn-Out Procedures Prior to Closing. Notwithstanding the foregoing, the parties acknowledge and agree that an Earn-Out Period may end prior to the Closing and, therefore, the procedures in this Section 3.5 shall need to be adjusted in good faith by the parties to reflect that, among other things, Parent shall not be able to prepare the Proposed Earn-Out Statement for such Earn-Out Period prior to the Closing. In such circumstance and until the Closing occurs, (i) the provisions of this Section 3.5 which are applicable to Parent with respect to preparation of the Proposed Earn-Out Statement and the dispute resolution procedures in this Section 3.5 shall instead apply to the Company and (ii) the provisions of this Section 3.5 which are applicable to the Stockholders Representative with respect to access to the Company, review of the Proposed Earn-Out Statement and the dispute resolution procedures in this Section 3.5 shall instead apply to Parent, in each case, mutatis mutandis. In addition, Parent shall be under no obligation whatsoever to pay any Earn-Out Consideration until the Closing and, notwithstanding the provisions of Section 3.5(g), the parties agree that if any Final Earn-Out Determination Date should occur prior to the Closing Date, any Earn-Out Consideration that would otherwise have been payable in accordance with Section 3.5(g) shall instead be paid at the Closing (subject to reduction, offset or deposit in the Indemnity Escrow Account, in each case, in accordance with Section 8.2(d)).
Section 3.6 Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such share, in accordance with Section 3.1, without interest. The Company shall give Parent prompt notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Stockholders’ rights of appraisal, and, at Parent’s expense, Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to demands for appraisal by

Stockholders under the DGCL, so long as Parent does not create any pre-Closing obligations of the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
Section 3.7 Withholding Rights. Each of Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amount otherwise payable under this Agreement any Tax required by Law to be deducted and withheld therefrom, and shall timely remit such Tax to the applicable Taxing Authority. Upon becoming aware of any such withholding obligation, Parent, the Company, the Surviving Corporation or the Paying Agent, as the case may be, shall provide commercially reasonable notice to the Person with respect to which such withholding obligation applies, and shall reasonably cooperate with such Person to obtain any available reduction of or relief from such deduction or withholding. Any Tax withheld and remitted to the applicable Taxing Authority in accordance with this Section 3.7 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.
ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the disclosure schedules (the “Disclosure Schedules”) delivered to Parent in connection with this Agreement or as set forth in any Company SEC Documents publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent that each statement contained in this Article IV is true and correct. The Disclosure Schedules have been arranged, for purposes of convenience only, in Sections corresponding to the Sections of this Article IV. Each Section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other Section of the Disclosure Schedules to the extent reasonably apparent that such information applies to such other Section.
Section 4.1 Organization and Good Standing. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite company power, legal right and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction wherein the character of the properties and assets owned by it, or the nature of its business, makes such qualification or licensure necessary, except where the failure to effect or maintain such qualification or licensure or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of the Company and each of its Subsidiaries.
Section 4.2 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”). This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the receipt of the Stockholder Consent and the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of the Stockholders, (ii) approved this Agreement and the Merger, (iii) resolved to recommend that the Stockholders adopt this Agreement, and (iv) directed that this Agreement be submitted to the Stockholders for adoption at a meeting of the Stockholders (or through written consent in lieu of such meeting).
Section 4.3 Conflicts; Consents of Third Parties. Except as set forth on Schedule 4.3, none of the execution, delivery and performance by the Company of this Agreement or the Company Documents, the consummation by the Company of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or violate any provision of the certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries, or (ii) (A) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, (B) require the Company or any of its Subsidiaries to procure any material authorization, consent or approval by, or to effect any material filing with or material notice to, any Governmental Body, except for (w) compliance with the applicable requirements of the HSR Act, the EUMR and any other applicable Antitrust Laws, (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA, or (y) such authorization, consent, approval, filing or notice requirements that become applicable solely as a result of the regulatory status of Parent or any of its Affiliates, (C) require the consent, notice or other action by the Company under, violate or conflict with, constitute a default under, result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by or create in any party the right to accelerate, the express terms of any Material Contract or Permit to which the Company or any of its Subsidiaries is a party or otherwise bound, except for such absences of such consent or notice, or such violations, conflicts, defaults, terminations, modifications or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect, or (D) result in the creation of any Lien upon any of the material assets of the Company and its Subsidiaries (excluding any Permitted Exceptions) under any Material Contract or Permit.
Section 4.4 Capitalization.
(a) The authorized capital stock of the Company consists of (i) 45,000,000 shares of Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on June 30, 2018 (the “Measurement Date”), (A) 32,219,528 shares of Common Stock (excluding treasury shares) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights; (B) no shares of Preferred Stock were outstanding; (C) no shares of Common Stock were held by the Company in its treasury; (D) 3,492,152 shares of Common Stock were subject to issuance upon the exercise of Options then outstanding under the Equity Incentive Plan; (E) 544,426 shares of Common Stock were subject to issuance upon the vesting of RSUs then outstanding under the Equity Incentive Plan; and (F) 2,713,385 shares of Common Stock were subject to issuance upon the conversion of the Exchangeable Notes. Other than 306,637 shares of Common Stock remaining and available for future issuance of grants under the Equity Incentive Plan, the Company has no shares of Common Stock reserved for issuance in respect of equity awards other than those shares underlying Options and RSUs outstanding as of the Measurement Date as set forth herein. Schedule 4.4(a) contains a correct and complete list, as of the Measurement Date, of RSUs and Options issued and outstanding under the Equity Incentive Plan, including the type of award, date of grant and exercise price with respect thereto. Except as set forth on Schedule 4.4(a), as of the Measurement Date, there were no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted stock units, redemption rights, repurchase rights, agreements, arrangements, calls or commitments that obligate the Company or any of its Subsidiaries to issue or sell or make payments based on the value of any shares of Common Stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of Common Stock or other equity securities of the Company (“Contingent Company Equity”). From the Measurement Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any Contingent Company Equity or any shares of Common Stock, other than upon exercise, vesting or settlement of Options or RSUs or upon exchange of the Exchangeable Notes.
(b) Except as set forth on Schedule 4.4(b), (i) neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter and (ii) there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries, except in each case for such agreements and arrangements between wholly-owned Subsidiaries of the Company and the Company and other wholly-owned Subsidiaries of the Company or with respect to directors’ qualifying shares (or a nominal amount of shares held pursuant to similar requirements in various jurisdictions).

Section 4.5 Subsidiaries. Schedule 4.5 sets forth a true and complete list of (i) each of the Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation, and (ii) each other Person (other than its Subsidiaries) in which the Company owns any shares of capital stock or other equity interests. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares (or a nominal amount of shares held pursuant to similar requirements in various jurisdictions), owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens, other than restrictions under applicable securities Laws and Permitted Exceptions. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted stock units, redemption rights, repurchase rights, agreements, arrangements, calls or commitments that obligate the Company or any of its Subsidiaries to issue or sell or make payments based on the value of any shares of common stock or other equity securities of any of the Subsidiaries of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of any Subsidiary of the Company.
Section 4.6 SEC Filings; Internal Controls and Procedures.
(a) Since January 1, 2016, the Company has filed with the SEC all forms, reports, schedules, statements, certificates and other documents required to be filed or furnished by it with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all such forms, reports, schedules, statements, certificates, and other documents filed or furnished by the Company since January 1, 2016, the “Company SEC Documents”). As of the time of filing with the SEC: (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent correct and complete copies of all SEC comments received from January 1, 2016 to the date hereof and the Company’s responses thereto. There are no outstanding or unresolved comments in any comment letters from the staff of the SEC received from January 1, 2016 to the date hereof by the Company relating to the Company SEC Documents. As of the date hereof, none of the Company SEC Documents, to the Knowledge of the Company, is the subject of ongoing SEC review. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.
(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to provide reasonable assurances that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2014, and such assessment concluded that such controls were effective. The Company has disclosed to Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting, in each case, that was disclosed to the Company's auditors or the audit committee of the Company’s Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.
Section 4.7 Financial Statements. The consolidated financial statements of the Company and its Subsidiaries contained in the Company SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal year-end adjustments which were not and will not be material, either individually or in the aggregate. Such consolidated financial statements fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations, their cash flow and changes in their stockholders equity for the periods reflected therein, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal year-end adjustments which will not be material, either individually or in the aggregate. Such consolidated financial statements complied, as of their respective dates of filing with the SEC, in all material respects with published rules and regulations of the SEC with respect thereto. Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.
Section 4.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, obligations or commitments of a nature (whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise) that would have been required to be reflected on the Company’s consolidated balance sheet in accordance with GAAP, other than (i) liabilities set forth on Schedule 4.8, (ii) liabilities set forth or reflected or reserved against in the Company’s consolidated balance sheet as of March 31, 2018, including the notes thereto, included in the Company SEC Documents (the “Company Balance Sheet”), (iii) liabilities incurred in the Ordinary Course of Business since March 31, 2018, (iv) liabilities incurred in connection with the transactions contemplated hereby, (v) liabilities that have been discharged or paid in full prior to the date hereof in the Ordinary Course of Business and (vi) any other liabilities that, in the aggregate, would not be material.

Section 4.9 Absence of Certain Developments. Except as contemplated by this Agreement and except as set forth on Schedule 4.9, since March 31, 2018, (i) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business in all material respects, (ii) neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Sections 6.2(b)(i), 6.2(b)(ii), 6.2(b)(iii), 6.2(b)(vi), 6.2(b)(viii), 6.2(b)(ix), 6.2(b)(x), 6.2(b)(xii), 6.2(b)(xvi), 6.2(b)(xvii) and 6.2(b)(xviii), had such action been taken after the date of this Agreement without Parent’s consent, and (iii) there has not been any event, condition or change that, individually or in the aggregate, constitutes a Material Adverse Effect.
Section 4.10 Taxes. Except as set forth on Schedule 4.10 or would not have a Material Adverse Effect:
(a) Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations.
(b) Each of the Company and its Subsidiaries has timely paid or caused to be paid all Taxes required to be paid by it (excluding any Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP).
(c) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto).
(d) No jurisdiction in which the Company and its Subsidiaries do not file Tax Returns has made a claim in writing that any of the Company and its Subsidiaries is or may be subject to taxation by that jurisdiction or is or may be required to file Tax Returns in that jurisdiction.
(e) Each of the Company and its Subsidiaries has complied with all Laws relating to the withholding of Taxes.
(f) None of the Company and its Subsidiaries has received written notification that it is currently involved in any audit, examination, dispute or claim concerning Taxes.
(g) There are no outstanding waivers or extensions of the statutory period of limitations for an assessment or adjustment of Tax liabilities owed by any of the Company and its Subsidiaries.
(h) Since January 1, 2013, none of the Company and its Subsidiaries has been included in a consolidated, combined or unitary Tax Return filed by an “affiliated group” (within the meaning of Section 1504 of the Code or any similar or corresponding Law) other than an affiliated group the common parent of which was the Company or one of its Subsidiaries. None of the Company and its Subsidiaries has any liability for any Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar or corresponding Law), as a transferee or successor, by contract, or otherwise.
(i) None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii) use of any improper method of accounting for a taxable period ending on or prior to the Closing Date;
(iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law) executed prior to the Closing;
(iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law) that arose prior to the Closing;
(v) installment sale or open transaction disposition made prior to the Closing;
(vi) prepaid amount received prior to the Closing; or
(vii) election under Section 108(i) of the Code.
(j) None of the Company and its Subsidiaries has received, or currently has an application pending for, a private letter ruling from any Taxing Authority.
(k) None of the Company and its Subsidiaries is participating or has participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(l) There are no Liens (excluding Permitted Exceptions) for Taxes on any assets of any of the Company and its Subsidiaries.
(m) Neither of the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or similar Contract other than any commercial Contract entered into in the ordinary course of business not principally related to Taxes.

(n) Since January 1, 2013, neither the Company nor any of its Subsidiaries is, or has been, required to file a “gain recognition agreement document” within the meaning of Treasury Regulations Section 1.367(a)-8(b)(1)(iv).
(o) Neither the Company nor any of its Subsidiaries has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.
(p) Neither the Company nor any of its Subsidiaries is or was a “surrogate foreign corporation” within the meaning of Section 7874(b) of the Code.
Section 4.11 Assets; Real Property.
(a) Title. Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has good and valid title or right to use all of the assets used or held in connection with, or necessary for the conduct of, the business of the Company and its Subsidiaries, taken as a whole, including such owned assets reflected in the Company Balance Sheet (except for assets sold since the date of the Company Balance Sheet in the Ordinary Course of Business). Such owned assets are held free and clear of all Liens other than Permitted Exceptions.
(b) Real Property.
(i) Schedule 4.11(b) sets forth a list of (i) all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) all material real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). The Company or the relevant Subsidiary has good and marketable title to all Owned Real Property free and clear of all Liens except for Permitted Exceptions. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property.
(ii) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (A) assuming the due authorization, execution and delivery thereof by the other party or parties thereto other than the Company or its wholly-owned Subsidiaries, each lease with respect to the Leased Real Property (including any amendments thereto, a “Lease”) is in full force and effect and is a legal, valid and binding agreement that is enforceable against the Company or a Subsidiary of the Company (as applicable) and, to the Knowledge of the Company, the other party or parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception; (B) the Company or one of its Subsidiaries (as applicable) and, to the Knowledge of the Company, each other party thereto are in compliance with all terms of and are not in default under each Lease; and (C) none of the Company or any of the Company’s Subsidiaries has received prior to the date hereof written notice of (x) default or noncompliance by the Company or its Subsidiaries under any Lease, (y) early termination of any Lease or (z) the intent of the counterparty to materially alter the provisions of any Lease. The Company has delivered or made available to Parent true and complete copies of each Lease.

(iii)  Except as would not be material to the Company and its Subsidiaries, taken as a whole, (A) there are no leases, subleases, licenses, rights or other agreements granting any person the right to use or occupy any material portion of the Owned Real Property or the Leased Real Property that could reasonably be expected to adversely affect the existing use or value of such Owned Real Property or the Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, and (B) except for such arrangements solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Owned Real Property or any portion thereof or interest therein that could reasonably be expected to adversely affect the existing use or value of the Owned Real Property by the Company in the operation of its business thereon.
(iv) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the use and operation of the Real Property in the conduct of the Company’s or each Subsidiary’s business does not violate in any material respect any law, covenant, condition, restriction, easement, license, permit or agreement.
(v) Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no actions pending nor, the Knowledge of the Company, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings.
(vi) Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, all manufacturing plants, production machinery and production equipment are (A) structurally sound and in good condition and repair (ordinary wear and tear excepted), (B) erected and used in compliance with applicable Laws and without violation of any third party rights; and (C) are not subject to any delinquent payments.
Section 4.12 Intellectual Property.
(a) Schedule 4.12(a) sets forth a list of all patents and patent applications, trademark, service mark and copyright registrations and applications for registration, and domain names, in each case, that are owned or purported to be owned by the Company or any of its Subsidiaries (collectively, “Company Intellectual Property”) and other Intellectual Property.
(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries is the owner of all right, title and interest in and to each item of Company Intellectual Property.
(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, or as provided in Schedule 4.12(c), the Company Intellectual Property is not subject to any Lien (other than a Permitted Exception).
(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, or as provided in Schedule 4.12(d), neither the Company nor any of its

Subsidiaries have granted any licenses to any third party under any of the Company Intellectual Property.
(e) Except as provided in Schedule 4.12(e), the Company and its Subsidiaries are not party to any Proceeding that is currently pending or, to the Knowledge of the Company, threatened in writing by any Person, alleging that the operation of the business by the Company or any of its Subsidiaries infringes, dilutes, misappropriates or otherwise violates the Intellectual Property of a third party. Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, none of the Company and its Subsidiaries (i) currently infringes, dilutes, misappropriates or otherwise violates the Intellectual Property of any Person or (ii) has infringed, diluted, misappropriated, or otherwise violated the Intellectual Property of any Person in the last six (6) years.
(f) (i) Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is party to any Proceeding that is currently pending or threatened in writing, nor does the Company or any of its Subsidiaries currently intend to commence any Proceeding against any Person involving an infringement, dilution, misappropriation, or other violation of any Company Intellectual Property and, (ii) to the Knowledge of the Company, no Person is engaging in any activity that infringes, dilutes, misappropriates or otherwise violates any Company Intellectual Property, except as would not be material to the business of the Company and its Subsidiaries, taken as a whole.
(g)  Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, the Company Intellectual Property and the Intellectual Property used by the Company under license together comprise all the Intellectual Property material to the operation of the business as currently conducted or proposed to be conducted by the Company and its Subsidiaries, and there are no other items of Intellectual Property that are material to the operation of the business.
(h) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the IT Systems are (i) owned by, or validly licensed, leased or supplied under IT Contracts to, the Company or one of its Subsidiaries (provided that the foregoing is not a representation as to the infringement of third party Intellectual Property which is solely the subject of Section 4.12(e)), and (ii) sufficient to carry on the business as currently conducted of the Company and its Subsidiaries. Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, there has been no breach of or unauthorized access to the IT Systems, which resulted in the unauthorized modification, encryption, corruption, disclosure, transfer, use, or misappropriation of, any material information contained therein.
Section 4.13 Material Contracts.
(a) Schedule 4.13(a) sets forth all of the following Contracts (each a “Material Contract” and, collectively, the “Material Contracts”) to which the Company or any of its

Subsidiaries is a party or by which any of them is bound (excluding any Contract covered by Section 4.11(b)(ii)) and which:
(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);
(ii) would be treated as a sale-leaseback arrangement under GAAP;
(iii) involves the lease of personal property by the Company or any of its Subsidiaries that provides for rent payable by the Company or any of its Subsidiaries in any twelve (12) month period in excess of $2,000,000 (and which cannot be terminated by the Company or any of its Subsidiaries without penalty on 180 days’ notice);
(iv) is with a Material Customer or a Material Supplier (or an applicable Affiliate or Subsidiary thereof) (excluding Contracts that are routine purchase orders and related releases occurring in the Ordinary Course of Business);
(v) relates to indebtedness for borrowed money of the Company or its Subsidiaries (other than indebtedness between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries) under which the principal amount outstanding thereunder payable by the Company or any of its Subsidiaries is in excess of $1,000,000;
(vi) contains any material outstanding obligation of the Company or any of its Subsidiaries with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation or material indemnification obligation;
(vii) is a joint venture, partnership or similar agreement;
(viii) provides for any change of control bonuses and/or severance payments, in each case, that would become payable solely as a result of the transactions contemplated herein to any current or former “executive officers” (as defined under item 402(a)(3) of Regulation S-K under Rule 3b-7 promulgated under the Exchange Act) of the Company or any of its Subsidiaries;
(ix) relates to the services of any employee, director or officer of the Company or any Subsidiary who has a title of “Senior Vice President” or higher;
(x) involves unpaid (as of the date hereof) commitments to make capital expenditures in excess of $1,000,000 individually or in the aggregate, by or on behalf of the Company or any of its Subsidiaries other than (i) Contracts between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (ii) commitments reflected in the capital expenditure budget of the Company and its Subsidiaries for corporate, maintenance and strategic capital expenditures through December 31, 2019, and provided to Parent prior to the date hereof (the “CapEx Budget”);

(xi) restricts in any material respect the ability of the Company or its Subsidiaries to compete in any business or geographic area or hire any individual or group of individuals;
(xii) is with (A) the U.S. Federal Government or any government in a nation-state of the European Union or (B) any other Governmental Body and in each case that involves payments to the Company or any of its Subsidiaries in any twelve (12) month period in excess of $5,000,000;
(xiii) is a license of any Intellectual Property to or from the Company (other than with respect to (i) IT Contracts, (ii) licenses of Intellectual Property between the Company and any of its wholly-owned Subsidiaries, and (iii) commercially available software products under standard end-user object code license agreements) and involves payments by the Company or any of its Subsidiaries in any twelve (12) month period in excess of $1,000,000;
(xiv) relates to the pending acquisition or sale of a business; or
(xv) constitutes a Contract for borrowed money under which a Person (other than the Company, any of its Subsidiaries or any of their respective customers in the Ordinary Course of Business) is advanced or loaned an amount exceeding $1,000,000; or
(xvi) contains any provision that requires the purchase of all of the Company’s (or any of its Subsidiaries’) requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;
(b) The Company has made available to Parent a correct and complete copy of each Material Contract, including all amendments and supplements thereto. Except as would not have a Material Adverse Effect: (i) assuming the due authorization, execution and delivery thereof by the other party or parties thereto, each Material Contract is in full force and effect and is a legal, valid and binding agreement that is enforceable against the Company and/or a Subsidiary of the Company (as applicable) and, to the Knowledge of the Company, the other party or parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) the Company and/or one of its Subsidiaries (as applicable) and, to the Knowledge of the Company, each other party thereto are in compliance with all terms of each Material Contract; and (iii) none of the Company nor any of the Company’s Subsidiaries has received prior to the date hereof written notice of (x) default or noncompliance by the Company or its Subsidiaries under any Material Contract, (y) early termination of any Material Contract or (z) the intent of the counterparty to alter the provisions of any Material Contract.
Section 4.14 Employee Benefits Plans.
(a) Schedule 4.14(a) sets forth a correct and complete list of all material Company Benefit Plans, other than standard employee offer letters (a representative form of which in all material respects has been provided to Parent) with respect to Company Employees working outside the United States where such employee offer letters are required. For purposes hereof, “Company Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material executive compensation, change in control, retention, severance, bonus, golden parachute, stock option, other equity or equity-based compensation, stock purchase, incentive, pension, early retirement, deferred compensation, medical, dental, life insurance, disability, vacation, sick pay, fringe benefit or employee benefit plan, program, policy, arrangement or agreement (including, without limitation, employment, consulting and collective bargaining agreements and works council agreements and individual agreements), insured or self-insured, (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or its Subsidiaries, or (ii) with respect to which the Company or its Subsidiaries has or could have any actual or contingent obligation or liability, in each case on behalf or in favor of any current or former employees, officers, directors, stockholders or other individual service providers of the Company or its Subsidiaries, or their beneficiaries, other than benefit plans or programs that are mandatory under applicable Law and maintained by a Governmental Body. “Non-U.S. Benefit Plan” means each Company Benefit Plan that is subject to the Laws of a jurisdiction outside of the United States and is maintained outside of the United States and is not subject to ERISA. The Company has made available to Parent correct and complete copies of (i) each Company Benefit Plan and all amendments thereto (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), (ii) the two (2) most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement, insurance or group annuity contract and all other material written contracts relating to any Company Benefit Plan, and (v) the two (2) most recent actuarial reports (if applicable) for all Company Benefit Plans.
(b) Each Company Benefit Plan other than Non-U.S. Benefit Plans (collectively, “U.S. Benefit Plans”) (and any related trust or other funding vehicle) is and has been maintained, operated and administered in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws in all material respects.
(c) (i) All U.S. Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) are so qualified and (ii) to the Knowledge of the Company, no facts or circumstances have occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan or result in the imposition of any material penalty or Tax liability. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.
(d) Except as set forth on Schedule 4.14(d), none of the U.S. Benefit Plans provides retiree medical or other retiree welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any other applicable Law.

(e) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made or accrued as of the date hereof in accordance with the terms of the Company Benefit Plans, any collective bargaining agreements, works agreements or other agreements, or by Law, including for the avoidance of doubt, any payments and contributions to statutory insolvency protection systems, have been timely made in full on the due dates for such payments or properly accrued in accordance with GAAP or other applicable accounting standards, except as would not have a Material Adverse Effect.
(f) Except as set forth on Schedule 4.14(f), no U.S. Benefit Plan is (i) an employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 or 430 of the Code (a “U.S. Pension Plan”) or (ii) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “U.S. Multiemployer Plan”), and none of the Company, its Subsidiaries, or any other entity that would be deemed a “single employer” with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective predecessors, has ever sponsored, maintained, contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any such plan.
(g) With respect to any (i) Company Benefit Plan that is a U.S. Pension Plan or (ii) employee benefit plan which the Company, its Subsidiaries or any of their respective ERISA Affiliates has ever sponsored, maintained, contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any such plan, in each case that is a U.S. Pension Plan, as applicable: (A) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA (other than for the timely payment of premiums due in the ordinary course to the Pension Benefit Guaranty Corporation) has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates, and no condition or event currently exists that could reasonably be expected to subject the Company, its Subsidiaries or any of their respective ERISA Affiliates to any material liability under Title IV of ERISA or the imposition of any Lien under Title IV of ERISA; (B) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (C) the financial status of any such plan has not materially changed from the status as reflected in the Company’s 2017 Form 10-K; (D) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (E) all contributions (including installments) to such plan required by Section 301 of ERISA and Sections 412 or 430 of the Code have been timely made; (F) no proceeding has been initiated to terminate such plan; (G) such plan has not been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year; and (H) there are no funding-based limitations, within the meaning of Section 436 of the Code, currently in effect.

(h) Except as set forth on Schedule 4.14(h), with respect to any (i) Company Benefit Plan that is a U.S. Multiemployer Plan or (ii) employee benefit plan which the Company, its Subsidiaries or any of their respective ERISA Affiliates has ever sponsored, maintained, contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any such plan, in each case that is a U.S. Multiemployer Plan, as applicable: (A) no withdrawal or partial withdrawal by the Company, its Subsidiaries or any of their respective ERISA Affiliates has occurred (or is expected to occur) and no such plan has been terminated or is in reorganization (or to the Knowledge of the Company is reasonably expected to be terminated or reorganized),; (B) all contributions by the Company, its Subsidiaries or any of their respective ERISA Affiliates have been made when due; (C) if the Company and its Subsidiaries were to withdraw or partially withdraw from such plan as of the date hereof, to the Knowledge of the Company, the aggregate amount of withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to such plan would not exceed the amount set forth in the Withdrawal Liability Assessment; and (D) such plan is not, and to the Knowledge of the Company is not reasonably expected to be, in “critical” or “endangered” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
(i) With respect to each Non-U.S. Benefit Plan, except as would not have a Material Adverse Effect: (i) each Non-U.S. Benefit Plan is in compliance with the applicable provisions of Law, regulations and requirements regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Non-U.S. Benefit Plan is maintained, to the extent those Laws are applicable to such Non-U.S. Benefit Plan; (ii) each Non-U.S. Benefit Plan has been administered at all times in accordance with its terms and applicable provisions of Law; (iii) any changes, closures and/or replacements of Non-U.S. Benefit Plans have been legally effective and are valid; (iv) all material liabilities with respect to each Non-U.S. Benefit Plan have been funded in accordance with the terms of each such Non-U.S. Benefit Plan and applicable Law; and (v) the financial status of any such Non-U.S. Benefit Plan has not materially changed from the status as reflected in the Company’s 2017 Form 10-K.
(j) As of the date hereof, (i) there is no pending or, to the Knowledge of the Company, threatened or anticipated lawsuits, grievance, arbitration, action, claims or other proceedings related to any Company Benefit Plan, other than non-material routine claims for benefits, that could result in any material liability which is not accrued for in the financial statements of the Company or the relevant Subsidiary, Tax or penalty, (ii) no Company Benefit Plan is under, and neither the Company nor its Subsidiaries have received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Body, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty, and (iii) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Benefit Plans.
(k) Where relevant, the Company Benefit Plans are recognized for the purposes of the Tax regime under which they operate and, to the Knowledge of the Company, there is no reason why such recognition might be withdrawn or cease to apply.

(l) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all obligations to adjust ongoing pensions under any Company Benefit Plans which are German pension plans have been duly made in accordance with Sec. 16 German Occupational Pensions Act (BetrAVG); none of the German Subsidiaries are obliged to make any retroactive pension adjustments (nachträgliche Anpassung) or to catch up any omitted pension adjustments (nachholende Anpassung).
(m) Neither the execution and delivery of this Agreement nor the consummation of transactions contemplated hereby will (either alone or in conjunction with any other event): (A) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Benefit Plan; (B) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its Subsidiaries under any Company Benefit Plan; (C) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Benefit Plan; or (D) limit or restrict the right of the Company or any of its subsidiaries to merge, amend or terminate any Company Benefit Plan.
(n) After giving effect to the shareholder vote described in Section 6.18, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries.
(o) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder has been maintained and administered in documentary and operational compliance in all material respects with Section 409A of the Code and the regulations promulgated thereunder, and no material payment or benefit under or with respect to any such plan to be made or provided thereunder has been or could reasonably be expected to be subject to interest, penalties or additional excise Tax under Section 409A of the Code or the regulations promulgated thereunder. No current or former employees, officers, directors, stockholders or other individual service providers of the Company or its Subsidiaries is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.
(p)  Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee by the Company or its Subsidiaries, to the Knowledge of the Company, is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Company Benefit Plan participation purposes. The Company and its Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan. To the

Knowledge of the Company, each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.
(q) Each Option (i) has an exercise price at least equal to the fair market value of Common Stock, as determined by the Board of Directors of the Company or by the Compensation Committee of the Board of Directors of the Company, on a date no earlier than the date of the corporate action authorizing the grant, (ii) has not had its exercise date or grant date delayed or “back-dated,” and (iii) has been issued in compliance in all material respects with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.
(r) This Section 4.14 represents the sole and exclusive representations and warranties of the Company regarding employee benefit matters.
Section 4.15 Labor.
(a) Except as set forth on Schedule 4.15(a) neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement, works agreement, reconciliation of interest (Interessenausgleich), social plan (Sozialplan) or any material collective commitments (Gesamtzusagen) and occupational usages (betriebliche Übungen) (together the “Collective Agreements”). The Company has made available to Parent correct and complete copies of all Collective Agreements listed on Schedule 4.15(a), together with all amendments, modifications or supplements thereto in effect as of the date of this Agreement.
(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase, triggering or acceleration of any obligations or rights of any kind (including under any change of control type provisions or any employee or union notification or consent obligations and rights) or result in any material changes under, or increase in compensation paid under, any Collective Agreement or other Contract with any labor union or other representative of a group of employees of the Company or its Subsidiaries. To the extent that the Company or any of its Subsidiaries is required under any Collective Agreement or any applicable Law to inform or consult with any employee representative body regarding the transactions contemplated hereunder, the Company and its Subsidiaries have fully and timely complied with all such obligations.
(c) There are no and there have not been over the past three years, with respect to any ongoing operations at the Company or any of its Subsidiaries as of the date hereof (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or (ii) to the Knowledge of the Company, union organization campaigns with respect to employees of the Company or any of its Subsidiaries or disputes concerning representation of such employees exists. Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no (and there have not been over the past three years) written communications received by the Company or any of its Subsidiaries of the intent of any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an audit or investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such audit or investigation is in progress.
(d) During the ninety (90)-day period preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act.
(e) Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in any material liability or any applicable similar state or local law (the “WARN Act”).
(f) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, harassment, retaliation, worker classification, wage payment and deductions, taxes, leaves of absence and other time off, accommodations, hiring, notice, termination, employment eligibility verification, document retention, immigration, collective bargaining, and the WARN Act. There have been no material lawsuits, administrative proceedings (including charges, complaints, audits or investigations), arbitrations or other material claims of misclassification, wage and hour violations, failure to pay minimum wage or overtime pay, harassment, discrimination, retaliatory act, or other violations of labor or employment Laws involving the Company or any of its Subsidiaries at any time during the past four years and, to the Knowledge of the Company, no facts exist that would reasonably be expected to give rise to such claims or actions.
Section 4.16 Litigation. Except as set forth on Schedule 4.16, as of the date hereof, there is (i) no litigation, arbitration or similar proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or affecting or against any Real Property, any other material assets of the Company or any of its Subsidiaries or any of their respective directors or officers (in such capacity), in each case by or before any Governmental Body, other than any Proceeding that (a) does not involve an amount in controversy in excess of $2,000,000 and (b) does not seek material injunctive or other material non-monetary relief, and (ii) there is no outstanding Order against the Company, any of its Subsidiaries or any of their respective directors or officers (in such capacity), excluding Orders of general application, that would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, as of the date hereof, a party to any litigation or, to the Knowledge of the Company, threatened litigation which could reasonably be expected to materially delay or prohibit the consummation of the Merger or the other transactions contemplated hereby. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, or other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened.
Section 4.17 Compliance with Laws; Permits.
(a) The Company and its Subsidiaries are, and since January 1, 2013 have been, in compliance with all Laws of any Governmental Body applicable to their respective businesses or operations, except where the failure to comply would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of, has Knowledge of or has been charged with, any violation of any Laws, except for violations that would not have a Material Adverse Effect.
(b)  Except as would not have a Material Adverse Effect: (i) the Company and its Subsidiaries currently have all Permits required for the operation of their respective businesses as presently conducted; (ii) all such Permits are in full force and effect and will not be made subject to any loss or obligation to reapply as a result of the consummation of the transactions contemplated by this Agreement; (iii) the Company and its Subsidiaries are, and since January 1, 2013 have been, in compliance with such Permits; and (iv) there are no Proceedings pending, or to the Knowledge of the Company, threatened, to suspend, revoke, revise, restrict, terminate or limit any such Permit.
(c) The Company and its Subsidiaries, and to the Knowledge of the Company, their respective directors, officers, employees, representatives and agents are, and since January 1, 2013 have been, in material compliance with all applicable statutory and regulatory requirements governing imports into or exports from the United States or any foreign country or the terms and conduct of international transactions and the making or receiving of international payments, or relating to economic sanctions or embargoes or terrorism financing, money laundering or compliance with unsanctioned foreign boycotts, including all applicable Laws implemented by (i) the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce; (ii) the European Union or any member state thereof or the United Kingdom; or (iii) any other applicable national economic sanctions authority (collectively, “Sanctions Laws”). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is, or since January 1, 2013 has been, party to any Contract or engaged in any transaction or other business with (a) any country, entity formed or resident therein, or resident thereof, or part of a government of any such country that is itself the subject of applicable Sanctions Laws, or (b) any Person that is included in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions Laws, or any other restricted entity or Person, as may be promulgated under any applicable Sanctions Laws from time to time, (c) any Person 50 percent or greater owned by, or acting on behalf of, any of the foregoing; or (d) any other Person that is the subject or target of any applicable Sanctions Laws, in each case in violation of applicable Sanctions Laws. Since January 1, 2013, neither the Company nor any of its Subsidiaries has received from any Governmental Body any written notice of any violation or alleged violation of any Sanctions Laws or any other statutory or regulatory requirement referred to in this Section 4.17(c).
(d) None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has, since January 1, 2013, violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, (the “FCPA”) or any other applicable anti-corruption laws in any material respects, and the Company and its Subsidiaries have instituted and maintain and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption laws and with the representation and warranty contained herein.
(e) None of the Company, any of its Subsidiaries, or any person who is or was at the time a director, officer or employee of the Company or any of its Subsidiaries, or (as far as the Company is aware) any person who otherwise is or was at the time a Representative, is or has at any time since January 1, 2013 until the date of this Agreement been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Body regarding any offense or alleged offense under the FCPA, the UK Bribery Act 2010, or any applicable anti-bribery law, and to the Knowledge of the Company, no such investigation, inquiry, litigation or proceeding is threatened.
Section 4.18 Environmental Matters.
(a) Except as set forth on Schedule 4.18 and except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) the Company and each of its Subsidiaries has obtained, and is and has been since January 1, 2014 in compliance with, all Permits required to be obtained by the Company or such Subsidiary under applicable Environmental Laws for the conduct of their respective businesses as currently conducted (the “Environmental Permits”), and all such Environmental Permits are in full force and effect and any necessary renewal applications have been timely submitted and will not be made subject to any loss or obligation to reapply as a result of the consummation of the transactions contemplated by this Agreement and there are no Proceedings pending or, to the Knowledge of the Company, threatened to suspend, revoke, revise, restrict, terminate or limit any such Environmental Permit; (ii) there has been no Release by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person at or from any facilities currently or formerly owned or leased by the Company or any of its Subsidiaries or, to the Knowledge of the Company, in case of a Release by the Company or any of its Subsidiaries also at, to or from any other location; (iii) the Company and its Subsidiaries are and have been since January 1, 2014 in compliance with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body or any other Person alleging violation of, or liability under, any applicable Environmental Law and/or any Environmental Permit, in each case, which remains unresolved; (iv) there is no litigation, arbitration or similar proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law, and there is no outstanding Order issued under Environmental Law against the Company or any of its Subsidiaries or its or their Real Properties; and (v) neither the Company nor any Subsidiary has assumed or agreed to undertake and/or indemnify (in whole or in part) by contract or, to the Knowledge of the Company, operation of law any liability arising under any Environmental Law of any other Person, including former subsidiaries of the Company and/or former subsidiaries of its Subsidiaries.
(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the execution, delivery and/or performance by the Company of this Agreement and/or the other documents and instruments to be executed and delivered by the Company pursuant hereto nor the consummation by the Company of the transactions contemplated hereby and thereby will violate, or require the Company or any of its Subsidiaries to procure any authorization, consent or approval by, or to effect any filing with or notice to, any Governmental Body, under any Environmental Law or Environmental Permit applicable to the Company or any of its Subsidiaries.
(c) This Section 4.18 represents the sole and exclusive representations and warranties of the Company regarding any matters relating to the environment, Hazardous Materials or Environmental Laws.
Section 4.19 Insurance. The material insurance policies maintained with respect to the Company and its Subsidiaries and their respective assets and properties (including the Real Property) are set forth on Schedule 4.19 and complete and correct copies of such insurance policies have been made available to Parent. Except as would not be material to the Company or any of its Subsidiaries, all such policies are in full force and effect. All premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Closing Date). The Company has not received any notice of cancellation or termination (which has not been replaced on substantially similar terms prior to the date of such cancellation), premium increase with respect to, or alteration of coverage under, any such policy. To the Knowledge of the Company, there is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy, other than customary reservation of rights provisions.
Section 4.20 Transactions with Affiliates. Schedule 4.20 sets forth (i) any Contract between the Company or any of its Subsidiaries, on the one hand, and any of the Stockholders or Affiliates of the Stockholders, on the other hand, and (ii) any Contract between an officer, director or Affiliate of the Company (excluding wholly-owned Subsidiaries of the Company), or any individual related by blood, marriage or adoption to any such individual, on the one hand and, the Company or any of its Subsidiaries (other than pursuant to ordinary and customary terms of employment) (in each case, an “Affiliate Contract”). Except as set forth on Schedule 4.20, no Affiliate Contracts will be in effect subsequent to the Closing. To the Knowledge of the Company, since January 1, 2016, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.21 Financial Advisors. Except for Moelis & Company, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or its Affiliates in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from the Company or its Affiliates in respect thereof.
Section 4.22 Customers and Suppliers.
(a) Schedule 4.22(a) lists, for the twelve (12) month period ended on December 31, 2017, (i) the ten (10) largest customers of goods and services of the Company and its Subsidiaries (taken as a whole), in each case measured by the revenue earned by the Company and its Subsidiaries (taken as a whole) during such twelve-month period in respect of goods and services provided to each such customer (the “Material Customers”), and (ii) the ten (10) largest suppliers of goods and services to the Company and its Subsidiaries (taken as a whole), in each case measured by the expenditure by the Company and its Subsidiaries (taken as a whole) during such twelve-month period in respect of goods and services provided by each such supplier (the “Material Suppliers”).
(b) No Material Customer or Material Supplier has, since July 1, 2017 and as of the date hereof, cancelled, or otherwise modified in any material adverse manner the relationship of such Material Customer or Material Supplier, as applicable, with the Company or its applicable Subsidiary, or has, to the Knowledge of the Company, notified the Company of its intention to terminate or materially reduce its business with the Company or its applicable Subsidiary.
Section 4.23 State Takeover Laws. The Board of Directors of the Company has taken all action required to be taken by the DGCL to exempt this Agreement and the transactions contemplated hereby from any applicable “business combination” or any other takeover or anti-takeover statute under the DGCL, including, without limitation, Section 203 of the DGCL.
Section 4.24 No Other Representations or Warranties; Disclosure Schedule.
(a) Except for the representations and warranties contained in this Article IV (as modified by the Disclosure Schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article IV (as modified by the Disclosure Schedules hereto), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or any of its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth on the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement or other instrument or obligation.
(b) The Company acknowledges and agrees that except for the representations and warranties contained in Article V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub, their Subsidiaries or the transactions contemplated by this Agreement, and Parent and Merger Sub disclaim any other representations or warranties, whether made by Parent and Merger Sub or any of their Affiliates, officers, directors, employees, agents or representatives. The Company acknowledges and agrees that except for the representations and warranties contained in Article V, Parent and Merger Sub hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or any of its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of Parent or Merger Sub or any of their Affiliates).
ARTICLE V.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company that each statement contained in this Article V is true and correct.
Section 5.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Canada and has all requisite corporate power, legal right and authority to own, operate and lease its properties and carry on its business as now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power, legal right and authority to own, operate and lease its properties and carry on its business as now being conducted. Merger Sub has no assets, liabilities or properties and otherwise does not conduct any business. Parent owns directly or indirectly all of the issued and outstanding capital stock of Merger Sub.
Section 5.2 Authorization of Agreement. Parent and Merger Sub each have all corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the other agreements contemplated hereby or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”) and to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub, as applicable, and this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub in accordance with their terms, subject to the Bankruptcy and Equity Exception.
Section 5.3 Conflicts; Consents of Third Parties. None of the execution, delivery and performance by Parent or Merger Sub of this Agreement or the Parent Documents, the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will (i) violate any provision of the certificate of incorporation or bylaws or comparable organizational documents of Parent or Merger Sub, or (ii) (A) violate any Law or Order applicable to Parent or Merger Sub, (B) require Parent or Merger Sub to procure any material authorization, consent or approval by, or to effect any material filing with or material notice to, any Governmental Body, except for (w) compliance with the applicable requirements of the HSR Act, the EUMR and any other applicable Antitrust Laws, (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA, or (y) such authorization, consent, approval, filing or notice requirements that become applicable solely as a result of the regulatory status of the Company or any of its Affiliates, (C) violate or conflict with, constitute a default under, result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by, the express terms of any material Contract or permit of Parent, except for such violations, conflicts, defaults, terminations, modifications or accelerations that would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
Section 5.4 Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened that are reasonably likely to prohibit or restrain the ability of Parent and/or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.
Section 5.5 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
Section 5.6 No Brokers. Except for any arrangements for which fees, commissions or other amounts are solely the responsibility of Parent, Merger Sub or their respective Affiliates, none of Parent, Merger Sub nor any of their respective Affiliates has employed or incurred any liability to any broker, finder or agent or financial adviser or financing adviser for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the other documents contemplated hereby or the transactions contemplated hereby or thereby.
Section 5.7 Financial Capacity. Parent acknowledges that the consummation of the Merger is not conditioned on the receipt by Parent or Merger Sub of proceeds of any third-party financing or consents or waivers from existing financing sources of the Company. At the Closing, Parent and Merger Sub shall have sufficient funds available to deposit the required amount in the Exchange Fund and to satisfy all of its other payment obligations hereunder as required by and in accordance with this Agreement.
Section 5.8 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. At and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated by this Agreement, the Surviving Corporation (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.
Section 5.9 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges that neither the Company nor any of its Affiliates nor any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article IV hereof (as modified by the Disclosure Schedules hereto). Parent further acknowledges that none of the Company, nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, any of its Affiliates or any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent or its representatives or Parent’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or other publications or data room information provided to Parent or its representatives, or any other document or information in any form provided to Parent or its representatives in connection with the sale of the Company and its Subsidiaries and the transactions contemplated hereby. Parent and Merger Sub have been afforded reasonable access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries. Parent and Merger Sub have conducted a reasonable due diligence investigation of the Company and its Subsidiaries and have received answers to all inquiries they have made with respect to the Company and its Subsidiaries that are satisfactory to Parent and Merger Sub.
Section 5.10 No Other Representations and Warranties. Parent and Merger Sub acknowledge and agree that except for the representations and warranties contained in Article IV (as modified by the Disclosure Schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Parent and Merger Sub acknowledge and agree that except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules hereto), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or any of its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates).
ARTICLE VI.
COVENANTS
Section 6.1 Access to Information. Subject to the Confidentiality Agreement and applicable Law (including Antitrust Laws) relating to the sharing of information, prior to the Closing Date, upon reasonable notice to the Company, the Company shall, and shall cause its Subsidiaries to, afford to Parent, upon its reasonable request, through Parent’s officers, employees and representatives, reasonable access to the properties (including the Real Property), businesses and operations and to all books, records, contracts and other assets of the Company and its Subsidiaries (including, for the avoidance of doubt, the Company providing Parent any forward-looking forecasts of cash flows of the Company or its Subsidiaries and other financial forecasts of the Company or its Subsidiaries, in each case, to the extent prepared in the Ordinary Course of Business) (provided that Parent and its representatives shall have access during normal business hours and in such a manner as not to interfere unreasonably with the business or operations of the Company) and, at Parent’s cost and expense, to make extracts and copies of such books and records. Parent and Parent’s representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege, contravene any Law, or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy, contravention or conflict). Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of a representative of the Company (who shall be identified in writing to Parent as the representative contemplated by this Section 6.1), (i) Parent shall not contact any suppliers to, or customers or employees of, the Company or any of its Subsidiaries and (ii) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries.
Section 6.2 Conduct of the Business Pending the Closing.
(a) Prior to the Closing, except (i) as set forth on Schedule 6.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement, (iv) for any transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, or (v) with the prior written consent of Parent, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (x) conduct the respective businesses of the Company and its Subsidiaries in all material respects in the Ordinary Course of Business, (y) to preserve their relationships, in all material respects, with customers, suppliers, distributors, licensors, licensees, lessors and others Persons having business dealings with the Company or its Subsidiaries and (z) make capital expenditures in the Ordinary Course of Business and in accordance with the CapEx Budget.
(b) Without limiting the generality of the foregoing, except (i) as set forth on Schedule 6.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement, (iv) for any transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:
(i) issue or sell, or authorize the issuance or sale of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (other than any issuances pursuant to Options and RSUs outstanding on the date hereof under the Equity Incentive Plan or the Exchangeable Notes), or any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries;
(ii) purchase or redeem any shares of capital stock or other equity interests of the Company or its Subsidiaries, or effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of its Subsidiaries;
(iii) amend in any material respect the certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries;
(iv) (A) grant any increase in the base salaries or wages payable or bonus opportunities or employee benefits provided to any Company Employees or current directors or individual independent contractors, except for base salary or wage increases for Company Employees (other than directors or executive officers) (x) in the Ordinary Course of Business, (y) as required under contractual arrangements in effect as of the date of this Agreement, or (z) in the Ordinary Course of Business in connection with the progression or promotion of a Company Employee that does not have a title of “Senior Vice President” or higher or otherwise does not have a total annual base salary in excess of $275,000 (for such Company Employees based in the United States or China) or €275,000 (for such Company Employees based in Europe)); provided, that in the case of clause (x), such increases do not exceed, in the aggregate, on a Company-wide basis, three percent (3%) of the aggregate Company expense for base salaries and wages as of the date hereof, (B) enter into any employment, severance, retention, change of control or similar agreement with any Company Employees or current directors or individual independent contractors, (C) establish, adopt, enter into, amend or terminate any Collective Agreement or other collective bargaining agreement or Company Benefit Plan, except for amendments to Company Benefit Plans in the Ordinary Course of Business that (x) are entered into in connection with open enrollment for the current plan year or (y) do not materially increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan, (D) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of the Company Employees or current directors or individual independent contractors, (E) terminate the employment of any Company Employee with the title of “Senior Vice President” or higher and having a total annual base salary in excess of $225,000 (for such Company Employees based in the United States or China) or €300,000 (for such Company Employees based in Europe), other than for cause (determined in the Company’s sole discretion), or carry out any mass redundancy (Massenentlassung), in each case, except as required by applicable Law or under any Company Benefit Plan in effect as of the date of this Agreement;
(v) hire any new employees, unless such hiring is in the Ordinary Course of Business consistent with past practice with respect to employees with an annual base salary not to exceed $225,000 (for potential new employees based in the United States or China) or €300,000 (for potential new employees based in Europe);
(vi) subject to any Lien any of the properties (including the Real Property) or assets (whether tangible or intangible) of the Company or any of its Subsidiaries, except for Permitted Exceptions;
(vii) become legally committed to make any capital expenditures, except (A) for any capital expenditures pursuant to projects for which work has already been commenced or committed or is otherwise contemplated in the CapEx Budget, (B) for any capital expenditures that are less than $1,000,000, individually, or that are in the aggregate, less than $5,000,000, when aggregated with all other capital expenditures pursuant to this clause (B), or (C) for any capital expenditure related to a Force Majeure;
(viii) acquire the equity securities or substantially all of the assets of any entity (whether directly or indirectly and whether by merger, acquisition of securities or assets, reorganization, recapitalization or otherwise);
(ix) (A) incur, create, refinance, replace, cancel, prepay, guarantee, or assume any indebtedness (including guarantees) in an aggregate amount in excess of $5,000,000 in the aggregate or (B) enter into any hedging, swap or similar arrangements, in each case, outside of the Ordinary Course of Business;
(x) sell, assign, license, transfer, convey, lease, sublease or otherwise dispose of any material properties (including the Real Property) or assets of the Company or any of its Subsidiaries except in the Ordinary Course of Business;
(xi) (A) make or rescind any material election relating to Taxes, (B) settle or compromise any material Tax liability, (C) adopt or change any material method of Tax accounting, or (D) materially amend any Tax Return, in each case other than in the Ordinary Course of Business;
(xii) make any material change in the Company’s or its Subsidiaries’ respective accounting methods, except as required by GAAP;

(xiii) enter into or amend any Affiliate Contracts, or enter into any transactions with Affiliates, except in the Ordinary Course of Business, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;
(xiv) modify, amend or terminate, waive or assign any material rights under any Material Contract or Lease, or enter into any new Contract that would be a Material Contract or Lease, in each case other than in the Ordinary Course of Business;
(xv) adversely modify, amend, or terminate any material Permits, including Environmental Permits, other than in the Ordinary Course of Business;
(xvi) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or major changes of business operation;
(xvii) set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s capital stock;
(xviii) cancel, compromise or settle any Proceeding, except (A) in the Ordinary Course of Business, or (B) where the amount paid in settlement or compromise is less than $1,000,000 individually or $5,000,000 in the aggregate;
(xix) waive in writing any material right of the Company or any of its Subsidiaries, including any material write-off or compromise of accounts receivable, except in the Ordinary Course of Business; or
(xx) authorize any of, or commit or agree to do, anything prohibited by this Section 6.2.
Section 6.3 Consents. From the date hereof until the Closing, Parent and the Company shall use (and the Company shall cause its Subsidiaries to use) their respective commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 4.3 and Section 5.3 hereof; provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested.
Section 6.4 Regulatory Approvals.
(a) Parent and, where applicable, the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and in any event prior to the End Date, including to (i) make or cause to be made the registrations, declarations and filings required of such party under the HSR Act, the EUMR, and any other Antitrust Law listed in Schedule 6.4 (collectively, the “Antitrust Filings”) with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date of this Agreement (and with respect to the HSR Act, no later than ten (10) Business Days from the date of this Agreement), and any filing fees associated therewith shall be paid by the Parent and such initial filings from Parent and the Company shall request early termination of any applicable waiting period under the HSR Act, (ii) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Body not to consummate the transaction contemplated by this Agreement, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed, (iii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”), the European Commission (“Commission”) or by any other Governmental Body in respect of such Antitrust Filings, this Agreement, or the transactions contemplated hereby, (v) promptly notify the other party in advance of any material communication between that party and the FTC, the DOJ, the Commission or any other Governmental Body in respect of any Antitrust Filings or investigation, inquiry or other Proceeding relating to this Agreement, the transactions contemplated hereby and of any material or substantive communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated hereby, (vi) subject to applicable Law, discuss with and permit the other party to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any Antitrust Filing or communication to the FTC, the DOJ, the Commission or any other Governmental Body or, in connection with any Proceeding by a private party to any other Person, relating to any Antitrust Filing or investigation, inquiry or other Proceeding relating to this Agreement, or the transactions contemplated hereby, (vii) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ, the Commission or any other Governmental Body in respect of any Antitrust Filing, investigation or inquiry relating to this Agreement, or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (viii) subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and the FTC, the DOJ, the Commission or any other Governmental Body or members of their respective staffs on the other hand, with respect to any Antitrust Filing, investigation, inquiry, or Proceeding relating to this Agreement, or the transactions contemplated hereby and (ix) act in good faith and reasonably cooperate with the other party in connection with any Antitrust Filings and in connection with resolving any investigation or other inquiry of any Governmental Body under the HSR Act, the EUMR or any other Antitrust Law with respect to any such Antitrust Filing, this Agreement or the transactions contemplated hereby.
(b) In furtherance and not in limitation of the foregoing, Parent shall use reasonable best efforts to (i) resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated hereby under any Antitrust Law or

(ii) avoid the commencement of any Proceeding or the entry of any Order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, so as to enable the parties hereto to close the transactions contemplated hereby expeditiously and in any event prior to the End Date.
(c) If required to obtain approval from the applicable Governmental Body under the Applicable Antitrust Laws, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition or license, and otherwise take or commit to take actions that after the Closing Date would limit Parent’s or its Subsidiaries’ or Affiliates’ freedom of action, ownership or control with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines, or services of the Company or any of its Subsidiaries or any interest or interests therein, or effective as of the Effective Time, the Surviving Corporation or its Subsidiaries (each a “Divestiture Action”); provided, however, notwithstanding anything to the contrary contained in this Section 6.4 or otherwise in this Agreement, in no event shall Parent be required to take a Divestiture Action if such Divestiture Action, individually or in the aggregate, would involve assets, properties, businesses, product lines or services of the Company or any of its Subsidiaries, or effective as of the Effective Time, the Surviving Corporation or its Subsidiaries, that generated net sales revenues, measured on an aggregate basis for all such assets, properties, businesses, product lines or services, in excess of $1,200,000,000 during the twelve (12) months ended December 31, 2017 (excluding from such calculation net sales revenue of any ancillary assets, properties, businesses, product lines or services required to be made available on a transitional basis necessary for the operation of, but not required to be sold, divested, or disposed of in connection with, the assets, properties, businesses, product lines or services sold pursuant to the applicable Divestiture Action). The Company shall not take or agree to take any Divestiture Action without the prior written request of Parent. In addition, the Parent shall use reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing prior to the consummation of the transactions contemplated hereby, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. Notwithstanding anything herein to the contrary, nothing set forth in this Section 6.4 or otherwise in this Agreement shall (i) require, or be construed to require, Parent, the Company or any of their respective Subsidiaries to agree to a Divestiture Action unless such agreement or action shall be conditioned upon the consummation of the Merger or (ii) require, or be construed to require, Parent or any of its Affiliates or Subsidiaries to take any Divestiture Action involving assets, properties, businesses, product lines or services of Parent or any of its Affiliates or Subsidiaries (other than, effective as of the Effective Time, the Surviving Corporation or its Subsidiaries) in connection with the consummation of the transactions contemplated by this Agreement. Subject to compliance with the provisions of this Section 6.4, Parent shall have the right to determine, direct and have control over the strategy and process by which the parties will seek required approvals under the Antitrust Laws and to control the defense or prosecution of any claims, actions or proceedings relating thereto, including all matters relating to any Divestiture Actions.

(d) Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing assets of or equity in, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, other than such actions taken in the Ordinary Course of Business, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay beyond the End Date in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Body necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, in each case, the receipt, expiration or termination of which is a condition to Closing pursuant to Article VII, (ii) materially increase the risk of any Governmental Body entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay beyond the End Date the consummation of the transactions contemplated hereby.
(e) The parties shall cooperate to submit a joint voluntary notice to CFIUS with respect to the transaction contemplated by this Agreement as soon as reasonably practicable after the date of this Agreement.  The parties shall use reasonable best efforts to comply at the earliest practicable time, and in any event no later than required by CFIUS or any CFIUS member agency, with any request for additional information, documents or other materials, and will use their reasonable best efforts to cooperate with each other in connection with the CFIUS notice and in connection with resolving any investigation or other inquiry of CFIUS or any CFIUS member agency. The parties shall each use their reasonable best efforts to promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any such filings, provided that no party shall be required to share communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by this Agreement.  The parties shall undertake reasonable best efforts to promptly take, or cause to be taken, all action, and do, or cause to be done all things necessary or advisable to obtain CFIUS Clearance as soon as reasonably practicable and in any event prior to the End Date, including, but not limited to, executing a letter of assurance or entering into another form of mitigation agreement with CFIUS or CFIUS member agencies on terms, conditions, or measures sought by CFIUS, provided however, that neither party shall be required to take or agree to take any undertaking that is not conditioned on the consummation of the Merger. Notwithstanding the foregoing, in no event will Parent or its Affiliates be obligated to execute any settlements, undertakings, consent decrees, stipulations, or other agreements with CFIUS or CFIUS member agencies that would (i) limit Parent’s or its Affiliates’ ability to consummate the transactions contemplated by this Agreement, (ii) require the sale, divestiture, or other disposition of, one or more of the assets, properties, product lines, or services or any interests therein of the Surviving Corporation, in each case, that is material to the Company and its Subsidiaries (taken as a whole), (iii) constrain the conduct of the Surviving Corporation and its Subsidiaries (taken as a whole) in a material and adverse manner, (iv) remove (A) oversight, management and control by Parent or its Affiliates, or (B) physical or other access by them to, assets, books and records, businesses or operations of the Surviving Corporation and its Subsidiaries, in the case of each of clauses (A) or (B), which are material to the Company and its

Subsidiaries (taken as a whole), or (v) require Parent or its Affiliates to hold their ownership interests in the Surviving Corporation through proxy holders or in a voting trust
(f) If CFIUS informs the parties orally or in writing that CFIUS has recommended or intends to recommend in a report that the President of the United States prohibit the transactions contemplated by this Agreement, Parent may, at its discretion, withdraw the joint voluntary notice and the Company shall cooperate with Parent in withdrawing the joint voluntary notice.  However, notwithstanding the preceding sentence, the parties hereby agree to withdraw and refile the joint voluntary notice with CFIUS one (1) time if CFIUS presents the parties with the option of doing so upon expiration of the CFIUS investigation period. The parties shall cooperate and consider any subsequent opportunities to withdraw and refile the joint voluntary notice with CFIUS consistent with the terms of this Section 6.4.
Section 6.5 Further Assurances.
(a) Without limiting the obligations set forth in Section 6.4, each of Parent and the Company shall use (and the Company shall cause each of its Subsidiaries to use) commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.  Parent, Merger Sub and the Company shall use commercially reasonable efforts to cause the Closing to occur.  Each of Parent, Merger Sub and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied. Further, the Parent shall not, and shall use its reasonable best efforts to cause its Subsidiaries and Affiliates not to take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied.
(b) Without limiting the generality of the foregoing paragraph (a) or limiting any actions that may be required by the following paragraph (c), but subject to the following paragraph (e), the Company shall use (and the Company shall cause each of its Subsidiaries to use) at Parent’s and Merger Sub’s sole expense, commercially reasonable efforts to take all actions reasonably requested by Parent or reasonably required by Parent’s financing sources in connection with obtaining any waiver or amendment of any provisions of (including, without limitation, in connection with seeking any waivers or amendments of any provisions prohibiting or requiring any actions to be taken in connection with a change of control), or seeking the consent of any lenders or holders in connection with any waiver or amendment of any provisions of, or otherwise in connection with any refinancing, repayment and/or redemption of any of the Company’s (or any of its Subsidiaries’) outstanding debt obligations (collectively, “Existing Debt Actions”) prior to, concurrently with or immediately following the Closing, including, but not limited to (the following, in each case, being subject to a commercially reasonable efforts standard): (i) timely assisting in the preparation of any solicitation materials or lender communications for the purpose of soliciting the consents of lenders and/or debt holders, (ii) timely assisting in the preparation of any pro forma statements required to be or reasonably believed by Parent or Parent’s financial advisors to be necessary or advisable to be included in any solicitation materials or lender communications, (iii) preparing any waivers, amendments, consents or similar instruments as may be necessary or advisable, (iv) providing any prepayment or redemption notices as may be required under the agreements governing such debt obligations within the time periods specified therein (which in each case must be conditioned on the Closing), including within any such notices any conditions to prepayment or redemption as Parent may reasonably specify, (v) preparing all certificates and taking all corporate actions as may reasonably be required under the agreements governing such debt obligations, (vi) using commercially reasonable efforts to arrange for the preparation and timely delivery of any legal opinions and, to the extent reasonably requested by Parent’s financial advisor or dealer manager, accountants’ “comfort” letters reasonably required in connection therewith, (vii) obtaining any customary payoff letters, lien terminations or any other instruments of discharge or evidence of repayment in connection with the payoff of existing indebtedness and the release of related liens and guaranties, (viii) taking such actions as may be required by the Depository Trust Company and/or other similar securities depositaries, (ix) making the Company’s senior management available for participation in a reasonable number of lender and/or debt holder meetings or calls at times and in locations reasonably acceptable to the Company and to the extent customary and reasonable and not unreasonably interfering with the business of the Company, and (x) taking such actions related thereto as may be required by the applicable trustee or agent with respect to the relevant debt obligations in order for such trustee or administrative agent, as the case may be, to execute any agreements requiring such person’s execution in connection with any Existing Debt Actions.
(c) Without limiting the generality of the foregoing paragraph (a) or limiting any actions that may be required by the foregoing paragraph (b), but subject to the following paragraph (e), the Company shall use (and the Company shall cause each of its Subsidiaries to use) at Parent’s and Merger Sub’s sole expense, commercially reasonable efforts to take all actions reasonably requested by Parent or required by Parent’s financing sources in connection with the Parent arranging new or additional debt financing of the Company and/or its Subsidiaries (collectively, “New Debt Actions”) concurrently with or immediately following the Closing, including (the following, in each case, being subject to a commercially reasonable efforts standard): (i) cooperating with reasonable and customary due diligence by potential lenders or other financing sources, which may include a reasonable number of site visits at the Company’s manufacturing locations and offices upon reasonable notice during normal business hours, (ii) assisting Parent and Merger Sub with the preparation of any materials for rating agency and investor presentations, bank information memoranda, confidential information memoranda, offering memoranda, marketing materials and any other lender presentation materials, (iii) causing the Company’s independent auditors to provide reasonable and customary assistance and cooperation, (iv) facilitating the execution and delivery of any definitive finance agreements and/or any other loan documents related to any proposed debt financing as may be reasonably requested by Parent, (v) using commercially reasonable efforts to arrange for the preparation and timely delivery of any required legal opinions or accountants’ comfort letters, (vi) facilitating the pledging, preparation, execution and delivery of any customary pledge and security documents, or other customary certificates, instruments, legal opinions or documents as may be reasonably requested by Parent to facilitate the pledging of collateral from and after

Closing, (vii) making the Company’s senior management available for participation in a reasonable number of lender meetings, presentations, sessions with prospective financing sources, sessions with rating agencies, due diligence sessions or calls as may be advisable, (viii) providing to Parent or Parent’s financing sources all documentation and other information requested by Parent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), (ix) using commercially reasonable efforts to ensure that any syndication efforts in connection with any proposed debt financing benefit from the Company’s (or any of its Subsidiaries’) existing lending and investment banking relationships, (x) preparation of forms of resolutions and similar documentation reasonably necessary to permit the completion of any New Debt Actions, (xi) assisting Parent with Parent’s preparation of pro forma financial statements customarily included in offering documents for high yield debt securities and other information memoranda for syndicated bank financing, (xii) cooperating with the marketing efforts of Parent and its financing sources for any portion of a proposed debt financing, and (xiii) in the case of any proposed debt financing that includes an asset-based loan facility, providing reasonable access (subject to confidentiality arrangements reasonably acceptable to the Company) to the Parent’s financing sources and their representatives to evaluate the Company’s (or any of its Subsidiaries’) inventory, current assets, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements (including allowing access for field exams and inventory appraisals); provided, however, that notwithstanding anything in this Agreement (including Section 6.5(b) and Section 6.5(c)) to the contrary, neither the Company nor any of its Subsidiaries shall (A) be required to make any representations, warranties or certifications as to which, after the Company’s use of commercially reasonable efforts to cause such representation, warranty or certification to be true, the Company has in good faith determined that such representation, warranty or certification is not true, (B) be required to pay any commitment or other similar fee, (C) have, prior to the Closing, any liability or obligation under any documents associated with Parent’s financing (collectively, the “Debt Financing Documents”), (D) be required to incur any other liability in connection with Parent’s financing or (E) be required to take any action that would require any director, officer or employee of the Company or any of its Subsidiaries holding office immediately prior to the Closing to take any action pursuant to this Section 6.5(c) and in connection with the Debt Financing Documents to the extent any such action could reasonably be expected to result in personal liability of any kind to any such director, officer or employee.
(d) The Company shall be given an opportunity to review and comment on any Debt Financing Documents (and drafts thereof) (including fee letters which may contain customary redactions) and any materials that are to be presented during any meetings conducted in connection with Parent’s financing, and Parent shall give due consideration to all reasonable actions, deletions or changes suggested thereto by the Company and its representatives.
(e) Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives from and against any and all liabilities suffered or incurred in connection with Parent’s financing or any assistance or activities provided in connection therewith, other than liabilities that are the result of the gross negligence or willful misconduct of the Company or any of its Subsidiaries as finally determined by a court of competent jurisdiction. Parent shall promptly reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the cooperation by the Company, its Subsidiaries or their respective representatives or employees pursuant to this Section 6.5 or in connection with its compliance with its obligations under this Section 6.5. Notwithstanding anything herein to the contrary, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement (other than such definitive agreement the effectiveness of which is conditioned upon and will not take effect prior to the Closing) or incur any other liability or obligation in connection with Parent’s financing prior to the occurrence of the Closing Date.
Section 6.6 Confidentiality. Parent acknowledges that the information provided to it in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.
Section 6.7 Indemnification, Exculpation and Insurance.
(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer or employee of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement) and expenses (including reasonable fees and expenses of legal counsel) (collectively, “Losses”) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director, officer or employee of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee, agent, trustee or fiduciary of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including any employee benefit plans)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated by this Agreement), to the fullest extent permitted by Law and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s certificate of incorporation and bylaws and the organizational documents of such Subsidiaries as currently in effect. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s certificate of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 6.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.7) reasonably incurred by such Indemnitee in connection with investigating or defending any such to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).
(b) Parent shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.7 (each, a “Claim”) with counsel selected by Parent, which shall be reasonably acceptable to Indemnitee; provided, however, that Indemnitee shall be permitted to participate in the defense of such Claim at its own expense. Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties (including the Real Property) and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(c) For the six (6)-year period commencing at the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (provided that Parent or the Surviving Corporation may (i) substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time, or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage with respect to matters occurring prior to the Effective Time). In no event will Parent or the Surviving Corporation be required to expend for each covered year an amount in excess of 300% of the current annual premium for such insurance (the “Maximum Premium”). If such insurance coverage is terminated, cancelled, cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will maintain such insurance as can be obtained for the remainder of the six-year period for a premium not in excess of the Maximum Premium. True and complete copies of current and effective directors’ and officers’ liability insurance policies have been provided to Parent.

(d) The provisions of this Section 6.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.7 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7).
(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation or the transferee of such properties and assets shall expressly assume and be responsible for all of the obligations thereof set forth in this Section 6.7.
Section 6.8 Publicity. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, unless, in the judgment of the Company or Parent, as applicable, public disclosure is otherwise required by applicable Law (including applicable securities Laws) or by the applicable rules of any stock exchange on which Parent lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof. The Company and Parent agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed.
Section 6.9 Employment and Employee Benefits.
(a) Parent shall cause the Surviving Corporation and its subsidiaries to provide employees of the Company and its Subsidiaries (the “Company Employees”) for the period of twelve (12) months immediately following the Closing Date, (i) at least the same level of base salary and hourly wages as in effect on the Closing Date, and (ii) benefits that are substantially comparable, in the aggregate, to the benefits provided by the Company and its Affiliates to Company Employees prior to the Closing Date; provided, however, that no defined benefit pension, post-retirement medical, equity-based, retention, change-in-control or other special or non-recurring compensation or benefits provided prior to the Closing Date shall be taken into account for purposes of this covenant. From and after the Closing Date, Parent or one of its Affiliates shall honor, and shall cause the Surviving Corporation to honor, in accordance with their terms, all employment, retention and severance agreements and all severance, incentive and bonus plans, programs and arrangements as in effect on the Closing Date that are applicable to any current or former employees or directors of the Company, subject to the terms and conditions, including the amendment and termination provisions, thereof. Parent or one of its Affiliates shall recognize the service of the Company Employees with the Company and its Affiliates prior to the Closing Date as service with Parent and its Affiliates in connection with any pension or welfare benefit plans and policies (including vacations, paid time-off, and holiday policies) maintained by Parent or one of its Affiliates (each, a “Parent Plan”) which is made available following the Closing Date by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility, benefit entitlement and benefit accrual, provided that service credit shall not be required with respect to benefit accruals under any defined benefit pension plan, or to the extent that service credit would result in a duplication of benefits. Parent shall, or shall cause its Affiliates to, to the extent commercially and administratively practicable, (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date.
(b) Notwithstanding anything in this Section 6.9 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Parent Plan or Company Benefit Plan, or shall limit the right of Parent or one of its Affiliates or the Surviving Corporation to amend, terminate or otherwise modify any Parent Plan or Company Benefit Plan following the Effective Time. If (i) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Parent Plan or Company Benefit Plan, and (ii) such provision is deemed to be an amendment to such plan even though not explicitly designated as such in this Agreement, then, solely with respect to such plan, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.
(c) The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former employees or directors of the Company or its Subsidiaries, any participant in any Company Benefit Plan or any Parent Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent or any of its Affiliates or to any particular term or condition of employment.
Section 6.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand that (i) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party's operations prior to the Effective Time, and (ii) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its operations.

Section 6.11 Takeover Statutes. If any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to Parent, Merger Sub, the Company, the Merger or any other transactions contemplated hereby, Parent, Merger Sub and the Company, and their respective boards, shall cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
Section 6.12 Exchangeable Notes. Prior to the Closing Date, the Company shall, or shall cause Aleris International, Inc. to, (i) issue a notice of conditional redemption for all of the outstanding aggregate principal amount of the Exchangeable Notes (other than such notes that are surrendered for exchange prior to the Closing), pursuant to the Exchangeable Notes Indenture, (ii) issue all notices required to be issued by the Exchangeable Notes Indenture in connection with the consummation of the Merger relating to the exchange of the Exchangeable Notes for shares of Common Stock prior to the Closing, and (iii) take all actions necessary for the satisfaction and discharge, as applicable, of the Exchangeable Notes and the Exchangeable Notes Indenture, pursuant to the Exchangeable Notes Indenture, effective as of the Closing Date.
Section 6.13 FIRPTA. On or prior to the Closing Date, the Company shall deliver to Parent the certification described in US Treasury Regulation Section 1.1445-2(c)(3).
Section 6.14 No Solicitation of Other Bids. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates to, and use reasonable best efforts to cause all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance, acquisition or sale of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets, other than the transactions contemplated by this Agreement.
Section 6.15 Parent Vote and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall cause to be executed and delivered a written consent of the sole member of Merger Sub approving this Agreement in accordance with the DLLCA, and provide a copy of such written consent to the Company.
Section 6.16 Notice to Stockholders. Promptly following the date hereof, and the delivery of the Stockholders Consent, the Company shall deliver the notice required pursuant to Sections 228 and 262 of the DGCL to each holder of record of capital stock of the Company that has not theretofore executed and delivered the Stockholder Consent and is entitled to such notice under the DGCL, which notice will include an information statement, describing in all material respects, the material terms and conditions set forth in this Agreement and the transactions contemplated hereby and informing such holders of record of capital stock of the adoption and approval of this Agreement by the Board of Directors of the Company and the Company’s receipt of the Stockholder Consent.
Section 6.17 Evidence of Drag Notice. The Company shall promptly and, in any event within 15 Business Days of the date hereof, provide evidence that the Drag Notice (a) has been issued by the Majority Stockholders in accordance with the terms of the Stockholders Agreement and (b) requires the Stockholders to vote in favor of or deliver consents with respect to the Merger and the transactions contemplated hereby and waive any dissenter’s rights, appraisal rights or similar rights in accordance with the Stockholders Agreement. The Company shall, and, if applicable, shall cause the Majority Stockholders to, use commercially reasonable efforts to (i) solicit the consent of each Stockholder to the transactions contemplated hereby, (ii) cause each Stockholder to waive any dissenter’s rights, appraisal rights or similar rights with respect to the transactions contemplated hereby, and (iii) otherwise enforce the provisions set forth in Article III of the Stockholders Agreement with respect to the transactions contemplated hereby.
Section 6.18 280G Shareholder Vote. The Company shall (a) as soon as practicable after the date hereof (but in no event later than five (5) Business Days prior to the Closing Date), solicit from each “disqualified individual” with respect to the Company (within the meaning of Section 280G(c) of the Code) who may receive any payments or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code), a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and to accept in substitution for the Waived 280G Benefits the right to receive such remaining payment or benefit only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code, with each such waiver identifying the specific Waived 280G Benefits and providing that if such stockholder approval is not obtained, such payments shall not be made and such disqualified individual shall have no right or entitlement with respect thereto, and (b) as soon as practicable after the date hereof (but in no event later than three (3) Business Days prior to the Closing Date) submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, the Company shall provide the determination of which payments may be deemed to constitute parachute payments and the drafts of such waivers and approval materials to Parent for its reasonable review and comment no later than seven (7) Business Days prior to soliciting such waivers and soliciting such approval. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing Date, the Company shall deliver to Parent evidence reasonably acceptable to Parent that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 6.18 and that either (i) the requisite number of votes of the Stockholders of the Company was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.
ARTICLE VII.
CONDITIONS TO CLOSING
Section 7.1 Conditions Precedent to Obligations of Parent. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):
(a) (i) the representations and warranties of the Company contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4(a) (Capitalization) and Section 4.21 (Financial Advisors) shall be true and correct (subject, solely in the case of Section 4.4(a), to de minimis exceptions) as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date); and (ii) the other representations and warranties of the Company contained in Article IV, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; and Parent shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing clauses (i) and (ii);
(b) the Company shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing (other than Section 6.13 (“FIRPTA”), a breach of which shall only permit Parent and Merger Sub to exercise their rights under Section 3.7); and Parent shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing;
(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining, or otherwise prohibiting or preventing the consummation of the Merger or the transactions contemplated hereby;
(d) (i) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted, (ii) approvals of under the EUMR shall have been obtained or any mandatory waiting periods applicable to the transactions contemplated by this Agreement under the EUMR shall have expired or been otherwise terminated, (iii) the approvals of the applicable Governmental Bodies listed on Schedule 7.1(d), in respect of the Antitrust Laws referenced on Schedule 7.1(d), shall have been obtained or any mandatory waiting periods applicable to the transactions contemplated by this Agreement under such Antitrust Laws shall have expired or been otherwise terminated, and (iv) CFIUS Clearance shall have been obtained; and
(e) the Stockholders Consent shall be in full force and effect and shall have been delivered no later than twenty-four (24) hours after the execution and delivery of this Agreement.
Section 7.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):
(a) the representations and warranties of Parent contained in Article V, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the transactions contemplated by this Agreement; and the Company shall have received a certificate signed by an authorized officer of Parent, confirming the foregoing;
(b) Parent shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Parent at or prior to the Closing; and the Company shall have received a certificate signed by an authorized officer of Parent, confirming the foregoing;
(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting or preventing the consummation of the Merger or the transactions contemplated hereby; and
(d) (i) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted, (ii) approvals of the under the EUMR shall have been obtained or any mandatory waiting periods applicable to the transactions contemplated by this Agreement under the EUMR shall have expired or been otherwise terminated, (iii) the approvals of the applicable Governmental Bodies listed on Schedule 7.1(d), in respect of the Antitrust Laws referenced on Schedule 7.1(d), shall have been obtained or any mandatory waiting periods applicable to the transactions contemplated by this Agreement under such Antitrust Laws shall have expired or been otherwise terminated, and (iv) CFIUS Clearance shall have been obtained.

Section 7.3 Frustration of Closing Conditions. Neither the Company nor Parent may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE VIII.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS
Section 8.1 Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Effective Time, except for those covenants contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time. Except in the case of fraud, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Effective Time, except for covenants to be performed in whole or in part after the Effective Time. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.
Section 8.2 Indemnification.
(a) On the Closing Date, Parent, the Stockholders Representative and the Company shall enter into an escrow agreement, in a form to be mutually agreed (acting in a reasonable manner), with the Escrow Agent, effective as of the Closing Date (the “Escrow Agreement”). Any amounts required to be deposited by Parent pursuant to Section 8.2(d) shall be held in an account (the “Indemnity Escrow Account”) administered by the Escrow Agent pursuant to the terms of the Escrow Agreement. All costs, fees, charges and expenses assessed by the Escrow Agent to maintain the Indemnity Escrow Account as required hereunder, and any and all penalties, obligations and liabilities associated therewith or arising therefrom, shall be paid by the Surviving Corporation.
(b) Subject to the other provisions of this Section 8.2, Parent and its Affiliates and their respective representatives and permitted assigns (each, a “Parent Indemnitee”) shall be indemnified against any Identified Losses (as defined in Schedule 8.2(b)) required to be paid by the Surviving Corporation or any of its Subsidiaries pursuant to a final resolution with the relevant Governmental Body (a “Resolution”) of any or all of the matters described in Schedule 8.2(b) (the “Indemnifiable Matters”). The right of the Parent Indemnitees to indemnification for Identified Losses shall be satisfied solely by: (i) disbursements from the Indemnity Escrow Account pursuant to Section 8.2(f) and (ii) reductions in the Earn-Out Consideration pursuant to Section 8.2(d).
(c) Notwithstanding any other provision to the contrary:
(i) Parent Indemnitees shall not be entitled to indemnification pursuant to Section 8.2(b) for any Identified Losses unless and until the aggregate amount of

Identified Losses exceeds the Deductible, after which Parent Indemnitees shall be indemnified only to the extent of such excess (such excess, the “Indemnifiable Losses”); and
(ii) in no event shall Parent Indemnitees be entitled to indemnification pursuant to Section 8.2(b) for any Indemnifiable Losses in excess of EUR 8,541,000 (the “Indemnity Cap”).
(d) At any time Earn-Out Consideration is required to be paid pursuant to Section 3.5(g), Parent shall (without duplication):
(i) if there has been a Resolution of any of the Indemnifiable Matters prior to such time that resulted in Indemnifiable Losses and for which the Parent Indemnitees have not been and will not be indemnified in full through disbursements from the Indemnity Escrow Account pursuant to Section 8.2(f)(i), reduce the amount of such Earn-Out Consideration by the amount of such Indemnifiable Losses (up to an amount equal to the Indemnity Cap less any reductions or deposits previously made pursuant to this Section 8.2(d)); and
(ii) if there has not been a Resolution of all of the Indemnifiable Matters prior to such time, deposit or cause to be deposited in the Indemnity Escrow Account at such time (and such Earn-Out Consideration shall be reduced by) an amount equal to the lesser of (x) such Earn-Out Consideration and (y) an amount equal to the Indemnity Cap less any reductions or deposits previously made pursuant to this Section 8.2(d) or any reductions concurrently made pursuant to Section 8.2(d)(i);
provided, that the aggregate amount of reductions and deposits pursuant to the foregoing clauses (i) and (ii) shall in no event exceed the Indemnity Cap; and at the time that such aggregate amount is equal to the Indemnity Cap, any further Earn-Out Consideration shall be paid to the Paying Agent and the Surviving Corporation pursuant to Section 3.5(g).
(e) The Surviving Corporation shall manage the Indemnifiable Matters in accordance with past practice and use commercially reasonable efforts to minimize any Indemnifiable Losses, and shall:
(i) notify the Stockholders Representative of any substantive communications received from any Governmental Body, court or other tribunal relating to the Indemnifiable Matters within five (5) Business Days after the receipt of such communications;
(ii) provide the Stockholders Representative with a copy of any substantive written or electronic communications or documents received from any Governmental Body, court or other tribunal relating to any Indemnifiable Matter within five (5) Business Days after the receipt of such written or electronic communications or documents;
(iii) retain and maintain all books and records, annexes, software, data, work papers and other documents and information relating to any Indemnifiable Matter until a Resolution of the Indemnifiable Matters occurs;

(iv) to the extent reasonably requested by the Stockholders Representative, promptly provide the Stockholders Representative (or any advisor thereto) with reasonable cooperation and access to any documents or information relating to any Indemnifiable Matter, including by making employees available on a mutually convenient basis to provide explanation of documents or information relating to any Indemnifiable Matter;
(v) consult with the Stockholders Representative prior to making any material or strategic decisions relating to any Indemnifiable Matter; and
(vi) refrain from settling or compromising any Indemnifiable Matter without the Stockholders Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(f) Within fifteen (15) Business Days following a Resolution that occurs after any amount has been deposited into the Indemnity Escrow Account, the Surviving Corporation, Parent and the Stockholders Representative shall provide a joint written instruction to the Escrow Agent, pursuant to the Escrow Agreement, instructing the Escrow Agent to disburse from the Indemnity Escrow Account (i) to the applicable Parent Indemnitee an amount equal to the lesser of (x) the Indemnifiable Losses resulting from such Resolution to which such Parent Indemnitee is entitled pursuant to this Section 8.2 (less any prior disbursements in respect of the Indemnifiable Matters pursuant to the next sentence) and (y) the balance of the Indemnity Escrow Account, and then (ii) only if all of the Indemnifiable Matters have been subject to Resolution, (A) to the Paying Agent for further distribution to the Stockholders and (B) to the Surviving Corporation for payroll processing and distribution at the next administratively practicable payroll date to each Optionholder of In the Money Options and RSU Holder, in each case, on a pro-rata basis (calculated based on the shares of Common Stock, In the Money Options, and RSUs, held by each Stockholder, Optionholder of In the Money Options and RSU Holder, as applicable, immediately prior to the Effective Time) any funds remaining in the Indemnity Escrow Account after the disbursement to the applicable Parent Indemnitee. For the avoidance of doubt, if certain portions or aspects of the Indemnifiable Matters are finally resolved prior to the complete Resolution of all Indemnifiable Matters, then the amount of Indemnifiable Losses resulting from such Resolution shall be disbursed from the applicable Indemnity Escrow Account to Parent within fifteen (15) Business Days following such resolution.
(g) The Parent Indemnitees (including the Surviving Corporation and its Subsidiaries) shall take all actions set forth in Schedule 8.2(g).
(h) For Tax purposes, (i) any disbursements from the Indemnity Escrow Account to the Stockholders (by way of the Paying Agent), and (ii) any reduction in the amount of the Earn-Out Consideration pursuant to this Section 8.2 shall be treated as adjustments to the purchase price, except to the extent otherwise required by Law.
ARTICLE IX.
CLOSING AND TERMINATION

Section 9.1 Closing Date. Subject to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004 (or at such other place as Parent and the Company may designate in writing) (a) at 10:00 a.m. (Eastern time) on a date to be specified by Parent and the Company, which date shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”
Section 9.2 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time as follows:
(a) by the Company or Parent on or after April 26, 2019 (the “End Date”) (which shall automatically be extended for three (3) additional periods of ninety (90) days each following the then-current End Date if, as of the then-current End Date, all of the conditions to the Closing have been satisfied or shall be capable of then being satisfied other than the conditions set forth in Sections 7.1(c), 7.1(d), 7.2(c), or 7.2(d)), if the Effective Time shall not have then occurred by the close of business on such date; provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to the Company or the Parent, as applicable, if the principal reason the Merger shall not have been consummated by such time is the breach by such party of its obligations under this Agreement;
(b) by mutual written consent of the Company and Parent;
(c) by the Company or Parent if there shall have been a Deemed CFIUS Order or there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to the Company or Parent, as applicable, if the issuance of such final nonappealable Order or Deemed CFIUS Order was primarily due to the breach by such party of its obligations under this Agreement;
(d) by Parent if (i) neither Parent nor Merger Sub is then in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement, and (ii) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) if it occurred or was continuing to occur on the Closing Date, would result in a failure of any of the conditions set forth in Section 7.1(a) or Section 7.1(b), and (B) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company has not cured such breach or failure within the earlier of the End Date or thirty (30) days after receiving written notice from Parent describing such breach or failure in reasonably detail;

(e) by the Company if (i) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) if it occurred or was continuing to occur on the Closing Date, would result in a failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b), and (B) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent or Merger Sub have not cured such breach or failure within the earlier of the End Date or thirty (30) days after receiving written notice from the Company describing such breach or failure in reasonably detail;
(f) by the Company, if (i) all of the conditions set forth in Section 7.1 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (ii) the Company has confirmed in writing that it is ready and able to consummate the Closing and (iii) Parent and Merger Sub fail to consummate the Closing on the date the Closing is required to have occurred pursuant to Section 9.1; or
(g) by the Parent, if (i) all of the conditions set forth in Section 7.2 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (ii) the Parent and Merger Sub have confirmed in writing that it is ready and able to consummate the Closing and (iii) the Company fails to consummate the Closing on the date the Closing is required to have occurred pursuant to Section 9.1.
Section 9.3 Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Company, or both, pursuant to Section 9.2 hereof (other than pursuant to Section 9.2(b)), written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Merger contemplated hereby shall be abandoned, without further action by Parent or the Company.
Section 9.4 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.2, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, except: (i) that no such termination shall relieve Parent of any liability of Parent under Section 9.5 of this Agreement, including payment of Parent Termination Fee One or Parent Termination Fee Two and other amounts if payable pursuant to Section 9.5; (ii) the provisions of Section 6.8, this Section 9.4, Section 9.5, Article X and Article I hereof and the provisions of the Confidentiality Agreement shall survive any such termination; and (iii) that, subject to Section 9.5(e), no such termination shall relieve any party of any liabilities or damages incurred or suffered by the other party, to the extent such liabilities or damages were the result of fraud, intentional or willful breach of any provisions hereof.
Section 9.5 Termination Fees and Expenses.
(a) In the event that:

(i) (A) one or more of the conditions set forth in Section 7.1(c) or Section 7.1(d) has not been satisfied, in each case, as a result of (x) an Order of a Governmental Body issued with respect to an Applicable Antitrust Law or (y) a failure to obtain the approvals of the applicable Governmental Bodies, or a failure of any applicable waiting periods to have expired or terminated, in each case, as required under the Applicable Antitrust Laws by the End Date, (B) all of the other conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c) (excluding any Order by a Governmental Body with respect to the Applicable Antitrust Laws, any other Antitrust Law or CFIUS) and 7.1(e) have been satisfied (other than the conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied if the Closing Date were the date of termination of this Agreement) and (C) this Agreement is terminated by either the Company or Parent pursuant to Section 9.2(a) or Section 9.2(c); or
(ii) this Agreement is terminated by the Company pursuant to Section 9.2(e) or Section 9.2(f);
then, in each case, Parent shall pay, or cause to be paid, to the Company or its designee an amount equal to $150,000,000 (“Parent Termination Fee One”) as promptly as possible (but in any event within two (2) Business Days after such termination), by wire transfer of immediately available funds.
(b) In the event that (A) one or more of the conditions set forth in Section 7.1(c) or Section 7.1(d) has not been satisfied, in each case, as a result of (x) an Order of a Governmental Body issued with respect to an Antitrust Law (other than the Applicable Antitrust Laws), (y) a failure to obtain the approvals of the applicable Governmental Bodies, or a failure of any applicable waiting periods to have expired or terminated, in each case, as required under the Antitrust Laws (other than the Applicable Antitrust Laws) by the End Date, or (z) a Deemed CFIUS Order or a failure to obtain CFIUS Clearance by the End Date, (B) all of the other conditions set forth in Section 7.1 have been satisfied (other than the conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied if the Closing Date were the date of termination of this Agreement) and (C) this Agreement is terminated by either the Company or Parent pursuant to Section 9.2(a) or Section 9.2(c), then Parent shall pay, or cause to be paid, to the Company or its designee an amount equal to $25,000,000 (“Parent Termination Fee Two”) as promptly as possible (but in any event within two (2) Business Days after such termination), by wire transfer of immediately available funds.
(c) In the event that Parent fails to pay either Parent Termination Fee One or Parent Termination Fee Two, as applicable, when due and in accordance with the requirements of this Agreement, Parent shall reimburse the Company for costs and expenses actually incurred or accrued by the Company (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.5, together with interest on such unpaid Parent Termination Fee One or Parent Termination Fee Two, as applicable, commencing on the date that Parent Termination Fee One or Parent Termination Fee Two, as applicable, became due, at a rate equal to three percent (3%) per annum. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(d) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.5 are an integral part of the transaction contemplated hereby, (ii) the damages resulting from termination of this Agreement under circumstances where Parent Termination Fee One or Parent Termination Fee Two is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 9.5(a) or Section 9.5(b), as applicable, are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, and (iii) without the agreements contained in this Section 9.5, the parties hereto would not have entered into this Agreement.
(e) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated in accordance with Section 9.2 in circumstances in which either Parent Termination Fee One or Parent Termination Fee Two are payable pursuant to this Section 9.5, then the Company’s receipt of Parent Termination Fee One or Parent Termination Fee Two, as applicable, pursuant to the preceding clauses (a) and (b), and the payment of any amounts due pursuant to the preceding clause (c), shall be the sole and exclusive monetary remedy of the Company against (1) Parent and Merger Sub; (2) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any Person named in clause (1); and (3) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing for any claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement) and expenses arising under or in connection with this Agreement and the other transactions contemplated hereby, including the failure of the transactions contemplated by this Agreement to be consummated or for a breach of any representation, warranty, covenant or agreement or breach or failure to perform hereunder or in any other agreement contemplated hereby or alleged to have been made in connection herewith or otherwise. In the event that both Parent Termination Fee One and Parent Termination Fee Two are payable pursuant to this Section 9.5, then Parent shall be obligated only to pay Parent Termination Fee One and shall not be obligated to pay Parent Termination Fee Two. Notwithstanding anything herein to the contrary, in no event will (i) the Company be entitled to receive, nor will Parent be required to pay, both Parent Termination Fee One and Parent Termination Fee Two or (ii) any provision of this Section 9.5(e) limit or prevent the Company’s right to seek equitable relief pursuant to Section 10.11.
ARTICLE X.
MISCELLANEOUS
Section 10.1 Expenses. Each party to this Agreement shall bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including legal, accounting, financial advisor and other professional fees). For the avoidance of doubt, Parent shall be solely responsible for and shall pay all of the filing fees required pursuant to the HSR Act and in connection with any other Antitrust Filings and filings to obtain CFIUS Clearance.
Section 10.2 Entire Agreement. This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement, and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the transactions contemplated hereby, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the parties respecting the transactions contemplated hereby. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the other agreements, documents, instruments and certificates contemplated hereby, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or any of the agreements, documents, instruments or certificates contemplated hereby.
Section 10.3 Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that after receipt of the Stockholder Consent, if any such amendment or waiver shall by applicable Law require further approval of the Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Stockholders. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 10.4 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of, or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

Section 10.5 Jurisdiction and Venue. Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such litigation. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in any Chosen Court, (b) any claim that any such litigation brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have jurisdiction with respect to such litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.
Section 10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:
Aleris Corporation  25825 Science Park Drive  Beachwood, OH 44122  Attn: Christopher R. Clegg, Esq., Executive Vice President, General Counsel and Secretary
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP  One New York Plaza  New York, NY 10004  (212) 859-8000 (telephone)
(212) 859-4000 (facsimile)
Attn: Christopher Ewan, Esq.
Randi Lally, Esq.
If to Parent, Merger Sub and, post-closing, the Surviving Corporation, to:
Novelis Inc.  3560 Lenox Road, Suite 2000

 Atlanta, GA 30326  (404) 760-0137 (facsimile)
Attn: Leslie J. Parrette, Jr., Senior Vice President, General Counsel, Compliance Officer and Corporate Secretary

with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
(212) 751-4864 (facsimile)
Attn: Peter M. Labonski   Mark D. Gerstein   Bradley C. Faris
Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 10.8 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as contemplated by Section 3.1 (with respect to the Stockholders’ right to receive the Per Share Merger Consideration) and Section 3.4 (with respect to the Optionholders’ right to receive the Option Cancellation Amount and the RSU Holders’ right to receive the RSU Payment Amount), nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. Notwithstanding anything herein to the contrary, subject to the provisions of Section 6.9(c), the Company shall have the right to enforce the rights of the Stockholders, the Optionholders and the RSU Holders to pursue damages in the event of Parent’s or Merger Sub’s willful and material breach of this Agreement. In addition, the Company shall have the right, but not the obligation to enforce any rights of the Stockholders, the Optionholders and the RSU Holders under this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time (provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter, or change any obligation of any other party hereto or due to Parent or Merger Sub).

Section 10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
Section 10.10 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of, under or in connection with this Agreement, any Company Documents, or any transaction contemplated hereby or thereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Company Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.10.
Section 10.11 Performance. The parties agree that Parent and Merger Sub would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages or legal remedies, even if available, would not be an adequate remedy therefor. Therefore, it is accordingly agreed that, in addition to any other remedies, each party shall be entitled to equitable relief, including an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, and appropriate injunctive relief may be applied for and granted in connection therewith. Each of the parties hereto hereby waive: (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate; and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.
Section 10.12 Stockholders Representative.
(a) The Stockholders Representative shall be the agent and attorney-in-fact for each of the Stockholders, the RSU Holders and the Optionholders under this Agreement and the other agreements contemplated hereby in accordance with the terms of this Section 10.12. In the event of the resignation, death or incapacity of the Stockholders Representative, a successor Stockholders Representative reasonably satisfactory to Parent shall thereafter be appointed by an instrument in writing signed by Parent and such successor Stockholders Representative.
(b) The Stockholders Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Stockholders, the RSU Holders and the Optionholders (with full power of substitution in the premises) in connection with such matters as are reasonably necessary for the consummation and administration of the transactions contemplated in this Agreement, the Escrow Agreement and the other agreements contemplated hereby and thereby, including executing and delivering all agreements, amendments, certificates, receipts, consents, elections, instructions and other documents contemplated by, or deemed by the Stockholders Representative to be necessary or desirable in connection with this Agreement, the Escrow Agreement, the other agreements contemplated hereby and thereby and the transactions contemplated herein or therein. Parent and Merger Sub shall be entitled to rely on such appointment and to treat the Stockholders Representative as the duly appointed attorney-in-fact of each Stockholder, RSU Holder and Optionholder. Notices given to the Stockholders Representative in accordance with the provisions of this Agreement shall constitute notice to the Stockholders, RSU Holders and the Optionholders for all purposes under this Agreement.
(c) The appointment of the Stockholders Representative is an agency coupled with an interest and is irrevocable and any action taken by the Stockholders Representative pursuant to the authority granted in this Section 10.12 shall be effective and absolutely binding on each Stockholder, RSU Holder and Optionholder notwithstanding any contrary action of or direction from such Stockholder, RSU Holder or Optionholder, except for actions or omissions of the Stockholders Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of any Stockholder, RSU Holder or Optionholder shall not terminate the authority and agency of the Stockholders Representative. Parent, Merger Sub and any other party to any document contemplated by this Agreement in dealing with the Stockholders Representative may conclusively and absolutely rely, without inquiry, upon any act of the Stockholders Representative as the act of the Stockholder, RSU Holder or Optionholder.
(d) The Stockholders Representative shall not be liable to any Stockholder, RSU Holder, Optionholder or to any other Person (other than Parent or Merger Sub), with respect to any action taken or omitted to be taken by the Stockholders Representative in its role as Stockholders Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Stockholders Representative, and the Stockholders Representative shall not be liable to any Stockholder, RSU Holder or Optionholder in the event that, in the exercise of his or its reasonable judgment, the Stockholders Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Parent or Merger Sub.
(e) The Stockholders Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. The Stockholders Representative shall be entitled to rely upon any Order, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Stockholders Representative may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Stockholders Representative may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Stockholders Representative on behalf of that party unless written notice to the contrary is delivered to the Stockholders Representative.

(f) Upon any disbursement of amounts from the Indemnity Escrow Account to the Stockholders, the Optionholders and the RSU Holders or the payment of any Earn-Out Consideration to Stockholders, the Optionholders and the RSU Holders, the Stockholders Representative shall receive reimbursement from, and be indemnified from, the Earn-Out Consideration or the amounts disbursed from the Indemnity Escrow Account, as applicable, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Stockholders Representative in the performance or discharge of its duties pursuant to this Section 10.12.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.
ALERIS CORPORATION
By: /s/ Eric M. Rychel   Name: Eric M. Rychel  Title: Executive Vice President, Chief Financial Officer and Treasurer

Signature Page To Merger Agreement

NOVELIS INC.
By: /s/ Leslie J. Parrette, Jr.   Name: Leslie J. Parrette, Jr.  Title: General Counsel, Corporate Secretary and Compliance Officer

Signature Page To Merger Agreement

NOVELIS ACQUISITIONS LLC
By: /s/ Leslie J. Parrette, Jr.   Name: Leslie J. Parrette, Jr.  Title: Vice President
Signature Page To Merger Agreement

            OCM OPPORTUNITIES ALS HOLDINGS, L.P.*
By: /s/ Brian Laibow   Name: Brian Laibow  Title: Authorized Signatory
By: /s/ Robert J. O’Leary   Name: Robert J. O’Leary  Title: Authorized Signatory

*By: Oaktree Fund GP, LLC,
its general partner

By: Oaktree Fund GP I, L.P.,
            its managing partner

Signature Page To Merger Agreement